As filed with the Securities and Exchange Commission on March 30, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YANGTZE RIVER DEVELOPMENT LIMITED

 (Exact name of registrant as specified in its charter)

Nevada	4731	27-1636887
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

183 Broadway, Suite 5

New York, NY

United States

646-861-3315

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.

2215-B Renaissance Drive

Las Vegas, NV 89119

(888) 921-8397

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg E. Jaclin, Esq.

Mengyi “Jason” Ye, Esq.

Szaferman Lakind Blumstein & Blader, P.C.
101 Grovers Mill Road
Second Floor
Lawrenceville, New Jersey 08648

+1-609-557-0951 – telephone

+1-609-557-0969 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Proposed Maximum Aggregate offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.0001 per share (the “Common Stock”) (2)	$57,500,000	$5,790.25
Placement Agent Warrants (3)	$1	$-
Common Stock underlying Placement Agent Warrants (3)	$4,500,000	$453.15
Total	$62,000,001	$6,243.40	(4)

(1) The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Includes an aggregate of $7,500,000 of common stock that may be sold to investors upon the exercise of a 15% over-subscription option within forty-five (45) days after the effective date of this prospectus.

(3) We have agreed to issue, on the closing date of this offering, warrants to our placement agent, [_____] (the “Placement Agent”), exercisable at a rate of one warrant per share to purchase up to 9% of the aggregate number of common stock sold by the Registrant (the “Placement Agent Warrants”). The price to be paid by the Placement Agent for the Placement Agent Warrants is $20 per warrant. The closing date will be a date mutually acceptable to the Placement Agent and the Registrant after the maximum offering has been sold. Assuming a maximum placement and a maximum offering price of $[______] per share, on the closing date the Placement Agent would receive [_____] Placement Agent Warrants at an aggregate purchase price of $ [____]. The exercise price of the Placement Agent Warrants is equal to 100% of the price of the common stock offered hereby. Assuming a maximum placement and an exercise price of $ [_______] per share, we would receive, in the aggregate, $[________] upon exercise of the Placement Agent Warrants. The common stocks underlying the Placement Agent Warrants are exercisable within five year commencing 365 days from the effective date of this prospectus.

(4) Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON MARCH____, 2016

YANGTZE RIVER DEVELOPMENT LIMITED

Minimum Offering: [___________] Shares of Common Stock

Maximum Offering: [___________] Shares of Common Stock

Yangtze River Development Limited is offering a minimum of [_________] and a maximum of [_________] shares of our common stock.

Prior to this offering, our stock has been listed on the OTC Markets under the symbol “YERR”. We expect the offering price of our common stock to be $[____] per share. We intend to apply to list our common stock on the New York Stock Exchange (“NYSE”). We cannot assure you that our application will be approved.

	Per Common Share		Minimum Offering (No Over-Subscription and No Exercise of Placement Agent Warrants)	Maximum Offering (No Over-Subscription and No Exercise of Placement Agent Warrants)	Maximum Offering (Full Over-Subscription and No Exercise of Placement Agent Warrants)
Assumed public offering price	$	[____]	$30,000,000	$50,000,000	$57,500,000
Placement discount (1)	$	[____]	$1,650,000	$2,750,000	$3,162,500
Proceeds to us, before expenses	$	[____]	$28,350,000	$47,250,000	$54,337,500

We expect our total cash expenses for this offering (including cash expenses payable to our Placement Agent for its out-of-pocket expenses) to be up to $450,000 if we reach the minimum, $750,000 if we complete the maximum offering, or $862,500 if the Placement Agent exercises in full its 15% over-subscription option within forty-five (45) days after the effective date of this prospectus, exclusive of the above commissions. The placement agent, [_____], must sell the minimum number of securities offered if any are sold. The placement agent is only required to use its best efforts to sell the maximum number of securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) [______________], 2016, subject to extension upon agreement with the Placement Agent. Until we sell at least [__________] shares, all investor funds will be held in an escrow account at [_____________], as Escrow Agent. If we do not sell at least [__________] shares by [__________], 2016, all funds will be promptly returned to investors (within three business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. If we complete this offering, then on the closing date, we will issue common stock to investors in the offering and placement agent warrants to our placement agent exercisable at a rate of one warrant per share to purchase up to 9% of the aggregate number of Common Stock sold in this offering, at an exercise price equal to 100% of the price at which we sell our Common Stock in this offering. We do not intend to list the Placement Agent Warrants either on an exchange or an over the counter quotation system.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [_______], 2016

Neither we nor the Placement Agent has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

The information in this preliminary prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed offering, and only the preliminary prospectus issued on [______], 2016, is authorized by us to be used in connection with our proposed offering. The preliminary prospectus will only be distributed by us and the Placement Agent named herein and no other person has been authorized by us to use this document to offer or sell any of our securities.

Until [______], 2016 (25 days after the commencement of our offering), all dealers that buy, sell, or trade our common stock, whether or not participating in our offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Placement Agents and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision.

In this prospectus, unless otherwise noted or as the context otherwise requires, the “Company,” “YERR,” “we,” “us,” and “our”  refers to the combined business of Yangtze River Development Limited, a corporate formed under the laws of the State of Nevada, Energetic Mind Limited (“Energetic Mind”), which is our wholly-owned subsidiary formed under the laws of the British Virgin Islands, Energetic Mind’s wholly-owned subsidiary Ricofeliz Capital (HK) Ltd. (“Ricofeliz”), a company formed under the laws of Hong Kong, and Ricofeliz’s wholly-owned subsidiary, Wuhan Yangtze River Newport Logistics Co., Ltd. (“Wuhan Newport”), a wholly foreign-owned enterprise formed under the laws of the People’s Republic of China . “China” or “PRC” refers to People’s Republic of China, excluding Hong Kong Special Administrative Region of China, Macau Special Administrative Region of China and the Taiwan Region.

This prospectus contains translations of certain Chinese currency renminbi or RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the years
	ended December 31,
	2015	2014	2013
Period Ended RMB: USD exchange rate	6.4917	6.1484	6.1090
Period Average RMB : USD exchange rate	6.2288	6.1457	6.1938

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer will be presented as “Xiangyao Liu,” even though, in Chinese, Mr. Liu’s name is presented as “Liu Xiangyao.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

Yangtze River Development Limited is a Nevada corporation that operates through its wholly-owned subsidiary Energetic Mind Limited, a British Virgin Islands company, which holds 100% capital stock of Ricofeliz Capital (HK) Ltd., a Hong Kong company that holds 100% capital stock of Wuhan Yangtze River Newport Logistics Co., Ltd., a wholly foreign-owned enterprise formed under the laws of the People’s Republic of China that primarily engages in the business of real estate and infrastructural development with a port logistics center located in Wuhan, Hubei Province of China. Situated in the middle reaches of the Yangtze River, Wuhan Newport focuses on a large infrastructure development project implemented under China's latest "One Belt One Road" initiative and is believed to be strategically positioned in the anticipated "Pilot Free Trade Zone" of the Wuhan Port, a crucial trading window among China, the Middle East and Europe. To be fully developed upon completion, within the logistics center, there will be six operating zones: port operation area, warehouse and distribution area, cold chain logistics area, rail cargo loading area, exhibition area and business-related area. The logistics center is also expected to provide a number of shipping berths for cargo ships of various sizes. Wuhan Newport is expected to provide domestic and foreign businesses a direct access to the anticipated Pilot Free Trade Zone in Wuhan. The project will include commercial buildings, professional logistic supply chain centers, direct access to the Yangtze River, Wuhan-Xinjiang-Europe Railway and ground transportation, storage and processing centers, IT supporting services, among others.

Wuhan Yangtze River Newport Logistics Center

The Wuhan Yangtze River Newport Logistics Center (the “Logistics Center”), is an extensive complex located in Wuhan, the capital of Hubei Province of China, a major transportation hub with numerous railways, roads and expressways passing through the city and connecting to major cities in China, as well as other international centers of commerce and business.

The Logistics Center is expected to occupy approximately 1,918,000 square meters, for which the construction and development are expected to be completed in five years while the estimated total anticipated investment have been divided into three phases – 40% of the total in the first year and 30% respectively in the second and third year. The following table illustrates the timeframe of our investment and construction progress.

Time	Phase of Investment	Percentage of Total Anticipated Investment	Percentage of Construction of the Logistics Center
1st Year	1st Phase Investment	40%	30%
2nd Year	2nd Phase Investment	70%	40%
3rd Year	3rd Phase Investment	100%	60%
4th Year	Investment Completed	100%	75%
5th Year	Investment Completed	100%	100%

The Logistics Center located within the Wuhan Newport Yangluo Port, on the upper stream of the Yangtze River, and close to the northern base of Wu Iron and Steel, China's first mega-sized iron and steel production complex. The Logistics Center is expected to include a port terminal that will be located approximately 26.5km from the Wuhan Guan and 5.5km from the Yangluo Yangtze River Bridge. The operation area of the port is expected to consist of a riverbank of 1,039 meters with eight 5,000-to-10,000-ton berths, two of which are multi-purpose berths and the other six are general cargo berths. It is designed to be able to handle up to 5,000,000 tons of cargo annually, including up to 100,000 TEU for annual container throughput (including 20,000 TEU in freezers areas), 1,000,000 tons of iron and steel and 3,000,000 tons of general cargo

Within the Logistics Center, functional areas will be divided into six operating zones: a port operation area, a warehouse and distribution area, a cold chain supply logistics area, a rail cargo loading area, an exhibition area and a business related area. The Logistics Center will also be complemented with container storage areas, multi-functional areas, general storage areas, multi-functional warehouse and infrastructural development, including new roads, gas stations, parking areas, gas and water pipes, electricity lines and all other facilities and equipment to operate the Logistics Center.

Aside from being situated in the Wuhan Yangluo Comprehensive Bonded Zone, Yangluo development area is amongst the third group of China’s Pilot Free Trade Zone (FTZ) applicants to submit FTZ applications to the State Council through the Wuhan municipal government for approval. Thus far, approvals have been granted to Shanghai, Tianjin, Guangdong and Fujian. Corporations within the approved free trade zones are typically entitled to a series of favorable regulations and policies that could help the businesses grow and succeed.

Wuhan Newport has signed a twenty-year lease agreement, maximum number of years permitted by the applicable PRC laws, and with rights to renew at its sole discretion effective April 27, 2015 to lease approximately 1,200,000 square meters of land for building logistics warehouses in support of the Logistics Center. The warehouses are expected to comprise of port terminal zones, warehouse logistics zones, cold chain supply zones and railroad loading and unloading zones. The warehouses, once constructed, will connect the port terminal along the Yangtze River and the railways leading to Europe, satisfying the requirement of China’s latest “One Belt One Road” initiative. It will also be able to support large logistics companies in Wuhan and other nearby provinces which will rent the warehouses, terminals and offices within the Logistics Center.

OFFERING SUMMARY

Shares Offered:

Minimum: [______________] shares of common stock

Maximum: [______________] shares of common stock, plus up to [____] additional shares of common stock if the 15% over-subscription option is exercised in full

Shares outstanding prior to the completion of the offering:	172,269,446 shares common stock

Shares to be Outstanding after the offering:	Minimum: [______________] shares of common stock Maximum: [______________] shares of common stock, or up to [______] shares of common stock if the 15% over-subscription option is exercised in full.

Proposed offering price per share:	$[_____]

Gross Proceeds to Us, Net of Underwriting Discount but before Expenses:	Minimum: $30,000,000 Maximum: $50,000,000 if the over-subscription option is not exercised, or $[____] if the over-subscription option is exercised in full.

Symbol:	YERR

Transfer Agent:	VStock Transfer, LLC 18 Lafayette Place Woodmere, NY 11598

Use of Proceeds	We plan to devote the net proceeds of the offering for i) construction of the facilities, including the warehouse, cold-chain logistics area, and exhibition center; ii) construction of rail-cargo operating area; iii) construction of the port terminal and business related area; and iv) general working capital to meet the needs of the continued development of the Logistics Center. See the “Use of Proceeds” section beginning on page 25.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Corporate information

Our principal executive office is located at 183 Broadway, Suite 5, New York, NY 10007 and our telephone number is (646) 861-3315. Our website address is www.yerr.com.cn. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Relating to Our Business

MAJORITY OF OUR BUSINESS, ASSETS AND OPERATIONS ARE LOCATED IN THE PEOPLE’S REPUBLIC OF CHINA.

Majority of our business, assets and operations are located in the People’s Republic of China. The economy of the PRC differs from the economies of most developed countries in many respects. The economy of the PRC has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of the PRC, but may have a negative effect on us.

WE DERIVE MAJORITY OF OUR REVENUES FROM SALES IN THE PRC AND ANY DOWNTURN IN THE CHINESE ECONOMY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

Majority of our revenues are expected to be generated from sales of our properties and services in the PRC and we anticipate that revenues from such sales will continue to represent the substantial portion of our total revenues in the near future. Our sales and earnings can also be affected by changes in the general economy. Our success is influenced by a number of economic factors which affect consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION THAT COULD CAUSE US TO INCUR SIGNIFICANT LIABILITIES OR RESTRICT OUR BUSINESS ACTIVITIES.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations, such as building permit allocation ordinances and impact and other fees and taxes that may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits, and approvals could have an adverse effect on our operations.

OUR SALES WILL BE AFFECTED IF MORTGAGE FINANCING BECOMES MORE COSTLY OR OTHERWISE BECOMES LESS ATTRACTIVE.

Certain purchasers of our properties are expected to rely on mortgages to finance their purchases. An increase in interest rates may significantly increase the cost of mortgage financing, thus affecting the affordability of our properties. The PRC government and commercial banks may also increase the down payment requirement, impose other conditions or otherwise change the regulatory framework in a manner that would make mortgage financing unavailable or unattractive to potential property purchasers. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected.

THE PRACTICE OF PRE-SELLING PROJECTS MAY EXPOSE US TO SUBSTANTIAL LIABILITIES.

It is common practice by property developers in China to pre-sell properties (while still under construction), which involves certain risks. For example, we may fail to complete a property development that may have been fully or partially pre-sold, which would leave us liable to purchasers of pre-sold units for losses suffered by them without adequate resources to pay the liability if funds have been used on the project. In addition, if a pre-sold property development is not completed on time, the purchasers of pre-sold units may be entitled to compensation for late delivery. If the delay extends beyond a certain period, the purchasers may be entitled to terminate the pre-sale agreement and pursue a claim for damages that exceeds the amount paid and our ability to recoup the resulting liability from future sales.

WE ARE DEPENDENT ON THIRD-PARTY SUBCONTRACTORS, MANUFACTURERS, AND DISTRIBUTORS FOR ALL ARCHITECTURE, ENGINEERING AND CONSTRUCTION SERVICES, AND CONSTRUCTION MATERIALS. A DISCONTINUED SUPPLY OF SUCH SERVICES AND MATERIALS WILL ADVERSELY AFFECT OUR PROJECTS.

We are dependent on third-party subcontractors, manufacturers, and distributors for all architecture, engineering and construction services, and construction materials. A discontinued supply of such services and materials will adversely affect our construction projects and the success of the Company.

WE MAY BE ADVERSELY AFFECTED BY THE FLUCTUATION IN RAW MATERIAL PRICES AND SELLING PRICES OF OUR PROPERTIES.

The land and raw materials that are used in our projects have experienced significant price fluctuations in the past. There is no assurance that they will not be subject to future price fluctuations or pricing control. The land and raw materials that are used in our projects may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of land and raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our properties, and may, in turn, adversely affect our sales volume, sales, operating income, and net income.

WE FACE INTENSE COMPETITION FROM OTHER REAL ESTATE DEVELOPERS AND/OR LOGISTICIS COMPANIES.

Real estate and logistics industry in the PRC are both highly competitive. Many of our competitors are well capitalized and have greater financial, marketing, and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record, and more established relationships in certain markets. Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new buildings are approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

OVER-SUPPLY OF REAL ESTATE PROPERTIES COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR RESULTS OF OPERATIONS.

Most of our assets consist of real estate properties within the premise of our Logistics Center. While our business will primarily revolve around the services provided by the Logistics Center, we expect to sell and/or lease properties to other businesses to generate revenue. Although we expect the value of our real estate properties to appreciate upon Yangluo Port’s obtaining the approval of the “Free Trade Zone” status, risk of property over-supply is increasing in parts of China on a macro-level, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected. If we cannot sell or lease our properties at a favorable price, we may not have the necessary capital resources to fully execute our business plan and therefore our results of operations will be adversely affected.

WE HAVE LIMITED INSURANCE COVERAGE AGAINST DAMAGES OR LOSS WE MIGHT SUFFER.

We do not carry business interruption insurance and therefore any business disruption or natural disaster could result in substantial damages or losses to us. In addition, there are certain types of losses (such as losses from forces of nature) that are generally not insured because either they are uninsurable or insurance cannot be obtained on commercially reasonable terms. Should an uninsured loss or a loss in excess of insured limits occur, our business could be materially adversely affected. If we were to suffer any losses or damages to our properties, our business, financial condition and results of operations would be materially and adversely affected.

OUR OPERATING COMPANIES MUST COMPLY WITH ENVIRONMENTAL PROTECTION LAWS THAT COULD ADVERSELY AFFECT OUR PROFITABILITY.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to construction. Although construction technologies allow us to efficiently control the level of pollution resulting from our construction process, due to the nature of our business, wastes are unavoidably generated in the processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, or an order to close down our business operations and suspension of relevant permits.

THE OPERATING HISTORIES OF OUR OPERATING COMPANIES MAY NOT SERVE AS ADEQUATE BASES TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

The operating histories of Wuhan Newport may not provide a meaningful basis for evaluating our business following consummation of the Second Share Exchange. Although the business of our Wuhan Newport has grown rapidly since their respective inceptions, we cannot guarantee that we can achieve profitability or that we will have net profit in the future. We will encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	obtain sufficient working capital to support our development and construction;
•	manage our expanding operations and continue to meet customers’ demands;
•	maintain adequate control of our expenses allowing us to realize anticipated income growth;
•	implement, adapt and modify our property development, sales, and business strategies as needed;
•	successfully integrate any future acquisitions; and
•	anticipate and adapt to changing conditions in the real estate industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our business may be materially and adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

Since China is a large and diverse market, consumer trends and demands may vary significantly by region and Wuhan Newport’s experience in the markets in which it currently operates may not be applicable in other parts of China. As a result, we may not be able to leverage Wuhan Newport’s experience to fully execute our business strategy and plan. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted geographical areas or from other companies with similar business strategy. Therefore, we may not be able to adequately grow our sales due intense competitive pressures and or the substantial costs involved.

OUR FAILURE TO EFFECTIVELY MANAGE GROWTH MAY CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE AT LEVELS WE EXPECT.

In order to maximize potential growth in Wuhan Newport’s current and potential markets, we believe that we must be able to sell our properties and obtain clients to use the services provided by our Logistics Center to ensure the sustainable development capability of the Company and to maintain our operations. This strategy may place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to effectively manage our operations could prevent us from generating the revenues we expect and therefore have a material adverse effect on our results of operations.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR FUTURE OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake ongoing real estate construction or continue to develop and expand the services of our Logistics Center, which may as a result impact our cash flow and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the development of competitive projects undertaken by our competition; and (iii) the level of our investment in construction and development. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) limit our operation and expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the common stock offered hereof. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY NEED ADDITIONAL EMPLOYEES TO MEET OUR OPEARATIONAL NEEDS.

Our future success also depends upon our ability to attract and retain highly qualified personnel. We may need to additional managers and employees with industry experience from time to time, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the real estate or logistics industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

WE WILL INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We will incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract or retain qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

OUR CERTIFICATES, PERMITS, AND LICENSES RELATED TO OUR OPERATIONS ARE SUBJECT TO GOVERNMENTAL CONTROL AND RENEWAL, AND FAILURE TO OBTAIN OR RENEW SUCH CERTIFICATES, PERMITS, AND LICENSES WILL CAUSE ALL OR PART OF OUR OPERATIONS TO BE TERMINATED.

Our operations require licenses, permits and, in some cases, renewals of these licenses and permits from various governmental authorities in the PRC. Our ability to obtain, maintain, or renew such licenses and permits on acceptable terms are subject to change, as, among other things, the regulations and policies of applicable governmental authorities may change.

If our land use permits are revoked or suspended or we are unable to renew the permits for any reason, we cannot assure you that our business operations will not be stopped and, correspondingly, our financial performance would be adversely affected.

OUR FACILITIES AND INVENTORY MAY BE AFFECTED BY FIRE OR NATURAL CALAMITIES. OUR OPERATIONS ARE ALSO SUBJECT TO THE RISK OF POWER OUTAGE, EQUIPMENT FAILURE OR LABOR DISTURBANCES AND OTHER BUSINESS INTERRUPTIONS. WE HAVE LIMITED INSURANCE COVERAGE AND DO NOT CARRY ANY BUSINESS INTERRUPTION INSURANCE.

A fire, floods or other natural calamity may result in significant damage to our production facilities and inventory. Our operations are subject to risks of various business interruptions, including power outage, equipment failure or disturbances that resulted from labor unrest. If we are unable to obtain timely replacements of damaged inventory or equipment, or if we are unable to find an acceptable contract manufacturer in the event our production facilities are damaged by a catastrophic event, then major disruptions to our production would result which would have significant adverse effect on our operations and financial results. Our property insurance may not be sufficient to cover damages to our production facilities, and we do not carry any business interruption insurance covering lost profits as a result of the disruption to our production.

Risks Relating to Doing Business in China

LABOR LAWS IN THE PRC MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC, which became effective on January 1, 2008. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

WE MAY BE EXPOSED TO LIABILITIES UNDER THE FOREIGN CORRUPT PRACTICES ACT AND CHINESE ANTI-CORRUPTION LAW.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our company, because these parties are not always subject to our control. We are in process of implementing an anticorruption program, which prohibits the offering or giving of anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or retaining business. The anticorruption program also requires that clauses mandating compliance with our policy be included in all contracts with foreign sales agents, sales consultants and distributors and that they certify their compliance with our policy annually. It further requires that all hospitality involving promotion of sales to foreign governments and government-owned or controlled entities be in accordance with specified guidelines. In the meantime, we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption laws. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

UNCERTAINTIES WITH RESPECT TO THE PRC LEGAL SYSTEM COULD ADVERSELY AFFECT US.

We conduct a substantial amount of our business through our subsidiary in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiary is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because some of these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE OF YOUR INVESTMENT.

The PRC government imposes controls on the convertibility of the Renminbi, or “RMB” into foreign currencies and, in certain cases, the remittance of currency out of China. We receive some revenues and incur some expenses in U.S. dollars but incurs other expenses primarily in RMB. Although our main business are based in mainland China or based in Hong Kong with Chinese operating subsidiaries, some of our business may require us to use U.S. dollars. We choose quotations based on price competitiveness.

Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

WE ARE A HOLDING COMPANY AND WE RELY FOR FUNDING ON DIVIDEND PAYMENTS FROM OUR SUBSIDIARIES, WHICH ARE SUBJECT TO RESTRICTIONS UNDER PRC LAWS.

We are a holding company incorporated in Nevada and we operate our core businesses through our subsidiary in the PRC. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from these PRC subsidiary. If our subsidiary incurs debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of our PRC subsidiary calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiary may enter into in the future may also restrict the ability of our subsidiary to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED IF ANY OF OUR PRC SUBSIDIARY DECLARES BANKRUPTCY OR BECOME SUBJECT TO A DISSOLUTION OR LIQUIDATION PROCEEDING.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiary holds certain assets that are important to our business operations. If our PRC subsidiary undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to the SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on December 17, 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if our PRC subsidiary undergoes a voluntary or involuntary liquidation proceeding, prior approval from the SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

FLUCTUATIONS IN EXCHANGE RATES COULD ADVERSELY AFFECT OUR BUSINESS AND THE VALUE OF OUR SECURITIES.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

IF WE BECOME DIRECTLY SUBJECT TO THE RECENT SCRUTINY, CRITICISM AND NEGATIVE PUBLICITY INVOLVING U.S.-LISTED CHINESE COMPANIES, WE MAY HAVE TO EXPEND SIGNIFICANT RESOURCES TO INVESTIGATE AND RESOLVE THE MATTER WHICH COULD HARM OUR BUSINESS OPERATIONS, THIS OFFERING AND OUR REPUTATION AND COULD RESULT IN A LOSS OF YOUR INVESTMENT IN OUR SHARES, ESPECIALLY IF SUCH MATTER CANNOT BE ADDRESSED AND RESOLVED FAVORABLY.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our shares could be rendered worthless.

CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO THE PRC COULD ADVERSELY AFFECT OUR COMPANY.

While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

SINCE MOST OF OUR ASSETS ARE LOCATED IN PRC, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION WILL BE SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our operating assets are located inside PRC. Under the laws governing Foreign Invested Enterprise (“FIE”) in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividends of proceeds from liquidation will be paid through Wuhan Newport, our PRC subsidiary, which is subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation of a FIE is subject to the relevant commerce authority’s approval, registration in relevant Administration for Industry and Commerce and supervision as well as the foreign exchange control. Though the dividends of proceeds from liquidation can be remitted out of China to the investor after approved by the commerce authority and SAFE, we cannot assure that we can always obtain such approvals. This may generate additional risk for our investors in case of dividend payment and liquidation.

IT MAY BE DIFFICULT TO EFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are based in the PRC and a majority of our directors and officers reside in the PRC, service of process on the Company and such foreign directors and officers may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT OUR BUSINESS ACTIVITIES.

We are dependent on our relationship with the local government in the provinces in which we operate our business. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that Wuhan Newport’s operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our properties rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

IF OUR LAND USE RIGHTS ARE REVOKED, WE WOULD HAVE NO OPERATIONAL CAPABILITIES.

Under PRC law, land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants may be forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. The Company relies on these land use rights as the cornerstone of their operations, and the loss of such rights would have a material adverse effect on our Company.

OUR SALES AND OPERATING REVENUES COULD DECLINE DUE TO MACRO-ECONOMIC AND OTHER FACTORS OUTSIDE OF OUR CONTROL, SUCH AS CHANGES IN CLIENT CONFIDENCE AND DECLINES IN EMPLOYMENT LEVELS.

The real estate and logistics market in China is susceptible to fluctuations in economic conditions. Our business substantially depends on the prevailing economic conditions in China. Changes in national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes live, may result in more caution on the part of market participants and consequently fewer purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in client confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. A reduction in our revenues could in turn negatively affect the market price of our securities.

LIMITATIONS ON CHINESE ECONOMIC MARKET REFORMS MAY DISCOURAGE FOREIGN INVESTMENT IN CHINESE BUSINESSES.

The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms introduced in China in recent years are regarded by China’s national government as a way to introduce economic market forces into China. Given the overriding desire of the national government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT SHAREHOLDERS TO PENALTIES AND LIMIT OUR ABILITY TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US, OR OTHERWISE ADVERSELY AFFECT US.

The SAFE promulgated the Notice on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Notice 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to material change of capitalization or structure of the PRC resident itself (such as capital increase, capital reduction, share transfer or exchange, merger or spin off). As of October 16, 2015, the 9 of our 10 shareholders who are Chinese residents have completed the registration with SAFE under this Notice.

FAILURE TO COMPLY WITH THE INDIVIDUAL FOREIGN EXCHANGE RULES RELATING TO THE OVERSEAS DIRECT INVESTMENT OR THE ENGAGEMENT IN THE ISSUANCE OR TRADING OF SECURITIES OVERSEAS BY OUR PRC RESIDENT STOCKHOLDERS MAY SUBJECT SUCH STOCKHOLDERS TO FINES OR OTHER LIABILITIES.

Other than Notice 37, our ability to conduct foreign exchange activities in the PRC may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. PRC individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are PRC residents. For example, because the investment in or trading of our shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are PRC residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the Individual Foreign Exchange Rules.

It is uncertain how the Individual Foreign Exchange Rules will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our PRC resident stockholders to make the required registration will subject our PRC subsidiaries to fines or legal sanctions on their operations, delay or restriction on repatriation of proceeds of this offering into the PRC, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our business, results of operations and financial condition.

PRC REGULATIONS RELATING TO ACQUISITIONS OF PRC COMPANIES BY FOREIGN ENTITIES MAY LIMIT OUR ABILITY TO ACQUIRE PRC COMPANIES AND ADVERSELY AFFECT THE IMPLEMENTATION OF OUR ACQUISITION STRATEGY AS WELL AS OUR BUSINESS AND PROSPECTS.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

On May 31, 2007, SAFE issued another official notice known as “Circular 106,” which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure to facilitate foreign financing or subsequent acquisitions in China.

If we decide to acquire a company organized under the laws of the PRC, we cannot assure investors that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

CAPITAL OUTFLOW POLICIES IN CHINA MAY HAMPER OUR ABILITY TO REMIT INCOME TO THE UNITED STATES AND RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO UTILIZE OUR REVENUES EFFECTIVELY.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all of our revenue in RMB. Under our current corporate structure, our U.S. holding company may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into a foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. This could affect the ability of our PRC subsidiary to obtain foreign exchange through debt or equity financings, including by means of loans or capital contributions from us. In the future, the PRC government may also at its discretion restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

The majority of our revenues and operating expenses are denominated in RMB. The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Pursuant to the Foreign Currency Administration Rules, promulgated on January 29, 1996 and amended on January 14, 1997, and various regulations issued by SAFE and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investments, require the prior approval from SAFE or its local branch for conversion of RMB into a foreign currency such as U.S. dollars, and remittance of the foreign currency outside the PRC. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency-denominated obligations. Currently, each of our PRC subsidiary and affiliates may purchase foreign exchange for settlement of “current account transactions,” including payment of dividends to us and payment of license fees and service fees to foreign licensors and service providers, without the approval of SAFE. However, approval from the SAFE or its local branch is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies.

BECAUSE OUR FUNDS ARE HELD IN BANKS THAT DO NOT PROVIDE INSURANCE, THE FAILURE OF ANY BANK IN WHICH WE DEPOSIT OUR FUNDS MAY AFFECT OUR ABILITY TO CONTINUE TO OPERATE.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash may impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue to operate.

IF WE ARE UNABLE TO OBTAIN BUSINESS INSURANCE IN THE PRC, WE MAY NOT BE PROTECTED FROM RISKS THAT ARE CUSTOMARILY COVERED BY INSURANCE IN THE UNITED STATES.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type that would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture and buildings in China. Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss may have a material adverse effect on our financial condition, business and prospects.

UNDER THE NEW ENTERPRISE INCOME TAX LAW, WE MAY BE CLASSIFIED AS A “RESIDENT ENTERPRISE” OF CHINA. SUCH CLASSIFICATION MAY RESULT IN UNFAVORABLE TAX CONSEQUENCES TO US AND OUR NON-PRC SHAREHOLDERS.

China passed a New Enterprise Income Tax Law, or the New EIT Law, which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with de facto management bodies within China is considered a resident enterprise, meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 clarified that dividends and other income paid by such resident enterprises will be considered to be PRC source income and subject to PRC withholding tax. This recent circular also subjects such resident enterprises to various reporting requirements with the PRC tax authorities.

Although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that we are a resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences may follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. This would also mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as tax-exempt income, we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC authorities responsible for enforcing the withholding tax have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, dividends paid to stockholders with respect to their shares of our common stock or any gains realized from transfer of such shares may generally be subject to PRC withholding taxes on such dividends or gains at a rate of 10% if the shareholders are deemed to be a non-resident enterprise or at a rate of 20% if the shareholders are deemed to be a non-resident individual.

PRICE INFLATION IN CHINA COULD AFFECT OUR RESULTS OF OPERATION IF WE ARE UNABLE TO PASS ALONG RAW MATERIAL PRICE INCREASES TO OUR CUSTOMERS.

Inflation in China has continued to rise over the last few years. Because we purchase raw materials from suppliers in China, price inflation has caused an increase in the cost of our raw materials.  Price inflation may affect the results of our operations if we are unable to pass along the price increases to our customers.  Similarly, the cost of constructing our new facility and the installation of equipment may increase as a result of these recent inflationary trends, which are expected to continue in the near future.  In addition, if inflation continues to rise in China, China could lose its competitive advantage as a low-cost manufacturing venue, which may in turn lessen the competitive advantages of our being based in China. Accordingly, inflation in China may weaken our competitiveness domestically and in international markets.

WE MAY RELY PRINCIPALLY ON DIVIDENDS AND OTHER DISTRIBUTIONS ON EQUITY PAID BY OUR PRC SUBSIDIARY TO FUND ANY CASH AND FINANCING REQUIREMENTS WE MAY HAVE, AND ANY LIMITATION ON THE ABILITY OF OUR PRC SUBSIDIARY TO PAY DIVIDENDS TO US COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO CONDUCT OUR BUSINESS.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by our PRC subsidiary for our cash and financing requirements, which include the funds necessary to pay dividends and other cash distributions to our stockholders and to service any debt we may incur. In the future, if our PRC subsidiary incurs debt on their own behalf, the instruments governing the debt may restrict their abilities to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiary, as foreign-invested enterprises in the PRC, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

THE PRC GOVERNMENT MAY ISSUE FURTHER RESTRICTIVE MEASURES IN THE FUTURE.

We cannot assure you that the PRC government will not issue further restrictive measures in the future. The PRC government’s restrictive regulations and measures could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations, which could further adversely affect our business and prospects.

THE COMPANY’S PRC SUBSIDIARY HAS TAKEN THE POSITION THAT IT IS COMPLIANT WITH THE TAXATION, ENVIRONMENTAL, EMPLOYMENT AND SOCIAL SECURITY RULES OF CHINA, AND IF THAT POSITION TURNS OUT TO BE WRONG, THEY MAY FACE PENALTIES IMPOSED BY THE PRC GOVERNMENT.

While the Company believes its PRC subsidiary have been in compliance with PRC taxation, environmental, employment and social security rules during their operations in China, the Company has not obtained letters from the PRC government authorities confirming such compliance. If any PRC government authority takes the position that there is non-compliance with the taxation, environmental protection, employment and social security rules by any of the Company’s PRC subsidiary, they may be exposed to penalties from such PRC government authority, in which case the operation of the Company’s PRC subsidiary in question may be adversely affected.

IF RELATIONS BETWEEN THE UNITED STATES AND CHINA WORSEN, OUR STOCK PRICE MAY DECREASE AND WE MAY HAVE DIFFICULTY ACCESSING THE U.S. CAPITAL MARKETS.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade conflicts between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

INTERPRETATION OF PRC LAWS AND REGULATIONS INVOLVES UNCERTAINTY.

Our core business is conducted within China and is governed by PRC laws and regulations. The PRC legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of PRC laws and regulations involves a degree of uncertainty. Some of these laws may be changed without being immediate publication or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of, and has developed a relationship with such agency. In addition, any litigation in China may be protracted and result in substantial costs and a diversion of resources and management attention. All of these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under our permits and other statutory and contractual rights and interests.

Risks Related to Our offering and Ownership of Our Common stock

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE OR MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

The offering price for our common stock will be determined through negotiations between the Placement Agent and us and may vary from the market price of our common stock following our offering. If you purchase our common stock in our offering, you may not be able to resell those shares at or above the offering price. We cannot assure you that the offering price of our common stock, or the market price following our offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our offering. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;
•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•	lawsuits threatened or filed against us; and
•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

WE HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM OUR OFFERING AND MAY NOT USE THEM EFFECTIVELY.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are not no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our offering in a manner that does not produce income or that loses value.

WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUTSTANDING COMMON STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock. Assuming the maximum offering is sold, an aggregate of [_____] shares will be outstanding before the consummation of this offering and [_____] shares will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The offering price of our shares is substantially higher than the pro forma net tangible book value per share of our common stock. Upon the completion of this offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $[_____] or approximately [_____]% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution on page 26”.

NEITHER MANAGEMENT NOR THE PLACEMENT AGENTS HAVE PERFORMED DUE DILIGENCE ON MARKET AND INDUSTRY DATA CITED IN THIS PROSPECTUS.

This prospectus includes market and industry data that has been obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. Neither we nor our management have conducted due diligence or independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the Placement Agent has not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. If such market and industry data turned out to be inaccurate, management’s belief and perception of our competitive strength may need to be adjusted and, as a result, our business strategy may need to be changed which may have a negative effect on our results of operations.

THE CONTROLLING STOCKHOLDERS OF JASPER LAKE HOLDINGS LIMITED, OUR MAJORITY STOCKHOLDER, MAY HAVE SIGNIFICANT INFLUENCE OVER THE OUTCOME OF MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL, WHICH MAY PREVENT THE COMPANY FROM ENGAGING IN CERTAIN TRANSACTIONS.

As of March 30, 2016, Jasper Lake Holdings Limited beneficially owns 52.96% of our outstanding common stock. Mr. Xiangyao Liu, CEO and President of the Company, has sole voting and dispositive power of Jasper Lake Holdings Limited. As a result, he exercises significant influence over all matters requiring stockholder approval, including the appointment of our directors and the approval of significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination that may be in the best interests of the Company.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of internal controls over financial reporting.

Our reporting obligations as a public company place a significant strain on our management and operational and financial resources and systems. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting may result in the loss of investor confidence in the reliability of our financial statements, which in turn may harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK, WHICH MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO SELL THEIR STOCK.

We plan to apply to be listed on the NYSE, but there is no assurance that we will be approved for the listing at this point. Our common stock currently trades on the OTC Markets under the symbol “YERR”. There is a limited trading market for our common stock and at times there is no trading in our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, many brokerage firms will not process transactions involving low price stocks, especially those that come within the definition of a “penny stock.” If we cease to be quoted, holders of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and the market value of our common stock would likely decline.

WE MAY BE SUBJECT TO THE PENNY STOCK RULES WHICH WILL MAKE SHARES OF OUR COMMON STOCK MORE DIFFICULT TO SELL.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

IF A MORE ACTIVE TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, AND HOLDERS OF OUR COMMON STOCK MAY BE UNABLE TO SELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY WERE ACQUIRED.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

●	quarterly variations in our revenues and operating expenses;

●	developments in the financial markets and worldwide economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the PRC government relating to regulations that govern our industry;

●	significant sales of our common stock or other securities in the open market;

●	variations in interest rates;

●	changes in the market valuations of other comparable companies; and

●	changes in accounting principles.

In addition, the market for Chinese companies that went public in the U.S. through reverse mergers, such as ours, is currently extremely volatile primarily due to recent allegations and, in some instances, findings of fraud among some of these companies.  If a stockholder were to file a class action suit against us following a period of volatility in the price of our securities, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to responding to such litigation, which may harm our business and reputation.

THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK MAY BE IMPAIRED BY THE POTENTIAL ISSUANCE OF PREFERRED STOCK.

Our board of directors has the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that may adversely affect the voting power and equity interest of the holders of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

TRANSACTIONS ENGAGED IN BY OUR MAJORITY STOCKHOLDER MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR STOCK.

We do not know what plans, if any, Jasper Lake, our majority stockholder, has with respect to its ownership of our stock. In the event that it sells a substantial number of its shares of our common stock, such sale may lower the price of our stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock that we are offering will be approximately $[______], or approximately $[_______] if the Placement Agents exercise in full their right to purchase additional shares to cover over-allotments, or approximately $[________] if the Placement Agents also exercise the Placement Agent Warrants to purchase additional shares, assuming an public offering price of $[________] per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed offering price of $[___________] per share would increase (decrease) the net proceeds to us from this offering by $[_______], assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions.

We intend to use the net proceeds to us from our this offering to fund i) the construction of the facilities, including the warehouse, cold-chain logistics area, and exhibition center; ii) the construction of rail-cargo operating area; iii) the construction of the port terminal; and iv) general working capital to assist in the continued development of the Logistics Center.

Pending other uses, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $[________] from this offering if the minimum offering is sold and approximately $[_________] if the maximum offering is sold and the placement agent does not exercise its over-subscription option.

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. We expect to devote any funds raised over the minimum offering amount to our working capital needs, including devoting further resources to the below uses of proceeds.

Description of Use	Estimated Amount of Net Proceeds (Minimum Offering)	Estimated Amount of Net Proceeds (Maximum Offering)
construction of the facilities, including the warehouse, cold-chain logistics area, and exhibition center	$13,000,000	$20,000,000
construction of rail-cargo operating area	6,500,000	10,500,000
construction of the port terminals and business related area	6,500,000	10,500,000
Working capital and payment of taxes due)	3,500,000	8,200,000
Personnel expenses, SOX compliance	500,000	800,000
Total	$30,000,000	$50,000,000

In other to continue our project constructions on the operating zones, we need to be able to perform more projects on different functional zones within the Logistics Center. Due to the capital-intensive construction project and limited unrestricted cash to pay for advances to subcontractors and third parties in different phases of various projects, we are limited to focus our attention on the major infrastructures and facilities. We are aiming at our three-year investment plan and targeting to complete the construction in five years. We will start constructing major infrastructures and facilities in major operating zones, such as warehouses, office buildings, loading and unloading facilities and business centers, with the net proceeds from this offering

In addition, with the net proceeds from this offering, we intend to develop and expand our operation administration, sales team and management team to further prepare for the future operation of the projects in sales and management of the completed buildings, warehouses, port facilities and business centers.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2015 on a pro forma as adjusted basis giving effect to the sale of the minimum and maximum offering at an assumed public offering price of $[_______] per share and to reflect the application of the proceeds after deducting the estimated placement fees. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Securities.”

Minimum Offering ([________] Share of Common Stocks)

U.S. Dollars

	As of December 31, 2015
		Pro forma After Offering (1)
	Actual	No Over-subscription	Full Over-subscription
ASSETS
Cash and cash equivalents	$512,569
Other assets and receivables	6,259,865
Real estate property completed	31,566,156
Real estate properties and land lots under development	364,876,105
Property and equipment, net	157,499
Deferred tax assets	3,614,419
Total Assets	$406,986,613

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$5,526,610
Due to related parties	32,045,112
Other taxes payable	13,350
Other payables and accrued liabilities	560,830
Real estate property refund and compensation payable	25,274,753
Convertible note	75,000,000	-
Loans payable	44,502,981
Total liabilities	$182,923,636

Equity
Preferred stock at $0.0001 par value; 100,000,000 shares authorized; none issued or outstanding	$-	-
Common stock at $0.0001 par value; 500,000,000 shares authorized; 172,254,446 and 151,000,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	17,225
Additional paid-in capital (2)	242,622,947
Accumulated losses	16,263, 010
Accumulated other comprehensive (loss) income	(2,314,185)
Total Equity	$224,062,977
Total Liabilities and Equity	$406,986,613

(1)

Gives effect to the sale of the minimum offering of [__________] shares, at an assumed public offering price of $[_____]  per share and to reflect the application of the proceeds after deducting the estimated underwriting fee and our estimated offering expenses. (See note 2 below.) “No over-subscription” column does not give effect to shares sold pursuant to the exercise of the over-subscription option, if any. “Full over-subscription” column assumes [_________] shares of common stock are sold pursuant to the exercise of the over-subscription option.

(2)

Pro forma adjusted for additional paid in capital reflects the net proceeds we expect to receive, after deducting placement fee, Placement Agent expense allowance and other expenses. We expect to receive net proceeds of approximately $[_______] in the event the over-subscription option is not exercised ($30,000,000 offering, less placement discount of $1,650,000 and offering expenses of approximately $[__________]).

Maximum Offering ([________] Share of Common Stocks)

U.S. Dollars

	As of December 31, 2015
		Pro forma After Offering (1)
	Actual	No Over-subscription	Full Over-subscription
ASSETS
Cash and cash equivalents	$512,569
Other assets and receivables	6,259,865
Real estate property completed	31,566,156
Real estate properties and land lots under development	364,876,105
Property and equipment, net	157,499
Deferred tax assets	3,614,419
Total Assets	$406,986,613

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$5,526,610
Due to related parties	32,045,112
Other taxes payable	13,350
Other payables and accrued liabilities	560,830
Real estate property refund and compensation payable	25,274,753
Convertible note	75,000,000	-
Loans payable	44,502,981
Total liabilities	$182,923,636

Equity
Preferred stock at $0.0001 par value; 100,000,000 shares authorized; none issued or outstanding	$-	-
Common stock at $0.0001 par value; 500,000,000 shares authorized; 172,254,446 and 151,000,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	17,225
Additional paid-in capital (2)	242,622,947
Accumulated losses	16,263, 010
Accumulated other comprehensive (loss) income	(2,314,185)
Total Equity	$224,062,977
Total Liabilities and Equity	$406,986,613

(1)

Gives effect to the sale of the minimum offering of [__________] shares, at an assumed public offering price of $[_____]  per share and to reflect the application of the proceeds after deducting the estimated underwriting fee and our estimated offering expenses. (See note 2 below.) “No over-subscription” column does not give effect to shares sold pursuant to the exercise of the over-subscription option, if any. “Full over-subscription” column assumes [_________] shares of common stock are sold pursuant to the exercise of the over-subscription option.

(2)

Pro forma adjusted for additional paid in capital reflects the net proceeds we expect to receive, after deducting placement fee, Placement Agent expense allowance and other expenses. We expect to receive net proceeds of (a) approximately $[_______]  in the event the over-subscription option is not exercised ($50,000,000 offering, less placement discount of $2,750,000 and offering expenses of approximately $[__________]) or (b) approximately $[__________] in the event the over-subscription option is exercised in full ($57,500,000 offering, less placement discount of $3,162,500 and offering expenses of approximately $[____________]).

DILUTION

If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the public offering price per share of Common Stock and the pro forma net tangible book value per Common Stock after the offering. Dilution results from the fact that the per Common Stock offering price is substantially in excess of the book value per Common Stock attributable to the existing shareholders for our presently outstanding Common Stock. Our net tangible book value attributable to shareholders at December 31, 2015 was $[____] or approximately $[___] per share of Common Stock, based on 172,254,446 share of Common Stocks outstanding as of December 31, 2015. Net tangible book value per share of Common Stock as December 31, 2015 represents the amount of total assets less intangible assets and total liabilities, divided by the number of share of Common Stocks outstanding. We present such net tangible book value per share of Common Stock based on 172,254,446 shares as of December 31, 2015.

If the minimum offering is sold, we will have [_______] share of Common Stocks outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2015, will be approximately $[__________] or $[__________] per share of Common Stock. This would result in dilution to investors in this offering of approximately $ [_________] per share of Common Stock or approximately [__________]% from the assumed offering price of $ [_________] per share of Common Stock. Net tangible book value per share of Common Stock would increase to the benefit of present shareholders by $ [__________] per share attributable to the purchase of the share of Common Stocks by investors in this offering.

If the maximum offering is sold, we will have [_________] share of Common Stocks outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2015, will be approximately $ [_____________] or $ [______________]  per share of Common Stock. This would result in dilution to investors in this offering of approximately $ [__________] per share of Common Stock or approximately [_____________] % from the assumed offering price of $[__________] per share of Common Stock. Net tangible book value per share of Common Stock would increase to the benefit of present shareholders by $[___________] per share attributable to the purchase of the share of Common Stocks by investors in this offering.

Assuming the maximum offering is sold and the Placement Agent exercises its over-subscription option in full, we will have [_________] share of Common Stocks outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2015, will be approximately $ [_____________] or $ [______________]  per share of Common Stock. This would result in dilution to investors in this offering of approximately $ [__________] per share of Common Stock or approximately [_____________] % from the assumed offering price of $[__________] per share of Common Stock. Net tangible book value per share of Common Stock would increase to the benefit of present shareholders by $[___________] per share attributable to the purchase of the share of Common Stocks by investors in this offering.

The following table sets forth the estimated net tangible book value per share of Common Stock after the offering and the dilution to persons purchasing share of Common Stocks based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering (1)	Maximum Offering (No Over-Subscription) (2)		Maximum Offering (Full Over-Subscription) (3)
Assumed offering price per share of Common Stock	$		$4.004.004.00	$
Net tangible book value per share of Common Stock before the offering	$	$		$
Increase per share of Common Stock attributable to payments by new investors	$	$		$
Pro forma net tangible book value per share of Common Stock after the offering	$	$		$
Dilution per share of Common Stock to new investors	$	$		$

(1)	Assumes gross proceeds from offering of [__________] share of Common Stocks.
(2)	Assumes gross proceeds from offering of [__________] share of Common Stocks.
(3)	Assumes gross proceeds from offering of [__________] share of Common Stocks and Placement Agent exercise its over-subscription option in full

DESCRIPTION OF BUSINESS

Overview

Yangtze River Development Limited is a Nevada corporation that operates through its wholly-owned subsidiary Energetic Mind, which operates through its wholly-owned subsidiary Ricofeliz Capital, which operates through its wholly-owned subsidiary Wuhan Newport, a wholly foreign-owned enterprise that primarily engages in the business of real estate and infrastructural development with a port logistics center located in Wuhan, Hubei Province of China. Situated in the middle reaches of the Yangtze River, Wuhan Newport is a large infrastructure development project implemented under China's latest "One Belt One Road" initiative and is believed to be strategically positioned in the anticipated "Pilot Free Trade Zone" of the Wuhan Port, a crucial trading window among China, the Middle East and Europe. To be fully developed upon completion, within the logistics center, there will be six operating zones: port operation area, warehouse and distribution area, cold chain logistics area, rail cargo loading area, exhibition area and business related area. The Logistics Center is also expected to provide a number of shipping berths for cargo ships of various sizes. Wuhan Newport is expected to provide domestic and foreign businesses a direct access to the anticipated Free Trade Zone in Wuhan. The project will include commercial buildings, professional logistic supply chain centers, direct access to the Yangtze River, Wuhan-Xinjiang-Europe Railway and ground transportation, storage and processing centers, IT supporting services, among others.

Wuhan Yangtze River Newport Logistics Center

The Wuhan Yangtze River Newport Logistics Center (the “Logistics Center”), is an extensive complex located in Wuhan, the capital of Hubei Province of China, a major transportation hub city with access to numerous railways, roads and expressways passing through the city and connecting to major cities in China, as well as other international centers of commerce and business.

The Logistics Center is expected to occupy approximately 1,918,000 square meters, for which the construction and development are expected to be completed in five years while the total anticipated investment have been divided into three phases – 40% of the total in the first year and 30% respectively in the second and third year. The following table illustrates the timeframe of our investment and construction progress.

Time	Phase of Investment	Percentage of Total Anticipated Investment	Percentage of Construction of the Logistics Center
1st Year	1st Phase Investment	40%	30%
2nd Year	2nd Phase Investment	70%	40%
3rd Year	3rd Phase Investment	100%	60%
4th Year	Investment Completed	100%	75%
5th Year	Investment Completed	100%	100%

The Logistics Center is located within the Wuhan Newport Yangluo Port, on the upper stream of the Yangtze River, and close to the northern base of Wu Iron and Steel, China's first mega-sized iron and steel production complex. The Logistics Center is expected to include a port terminal that will be located approximately 26.5km from the Wuhan Guan and 5.5km from the Yangluo Yangtze River Bridge. The operation area of the port is expected to consist of a riverbank of 1,039 meters with eight 5,000-to-10,000-ton berths, two of which are multi-purpose berths and the other six are general cargo berths. It is designed to be able to handle up to 5,000,000 tons of cargo annually, including up to 100,000 TEU for annual container throughput (including 20,000 TEU in freezers areas), 1,000,000 tons of iron and steel and 3,000,000 tons of general cargo.

Within the Logistics Center, functional areas will be divided into six operating zones: a port operation area, a warehouse and distribution area, a cold chain supply logistics area, a rail cargo loading area, an exhibition area and a business related area. The Logistics Center will also be complemented with container storage areas, multi-functional areas, general storage areas, multi-functional warehouse and infrastructural development, including new roads, gas stations, parking areas, gas and water pipes, electricity lines and all other facilities and equipment to operate the Logistics Center.

Aside from being situated in the Wuhan Yangluo Comprehensive Bonded Zone, Yangluo development area is amongst the third group of China’s Pilot Free Trade Zone (FTZ) applicants to submit FTZ applications to the State Council. As of the date hereof, approvals have been granted to Shanghai, Tianjin, Guangdong and Fujian. Corporations within the approved free-trade zones are typically entitled to a series of favorable regulations and policies that could help the businesses grow and succeed.

Wuhan Newport has signed a twenty-year lease agreement, maximum number of years permitted by the applicable PRC laws, and with rights to renew at its sole discretion effective April 27, 2015 to lease approximately 1,200,000 square meters of land for building logistics warehouses in support of the Logistics Center. The warehouses are expected to comprise of port terminal zones, warehouse logistics zones, cold chain supply zones and railroad loading and unloading zones. The warehouses, once constructed, will connect the port terminal along the Yangtze River and the railway leading to Europe, satisfying the requirement of China’s latest “One Belt, One Road” initiative. It will also be able to support large logistics companies in Wuhan and other nearby provinces which will rent the warehouses, terminals and offices within the Logistics Center.

Logistics Center Highlights:

●	The shipping center will be implemented under China’s latest “One Belt, One Road” initiative to promote the "Yangtze River Economic Belt";

●	Wuhan Newport is part of the Yangluo port, which is part of the area that is currently seeking approval for status as a "Free-Trade Zone";

●	Wuhan Newport is part of the "Yangluo Comprehensive Bonded Zone", which allows the enterprises in the zone to receive certain favorable tax treatments such as export tax rebates and less or free of value-added tax and consumption tax;

The “One Belt, One Road” Initiative*

According to the Vision and Actions on Jointly Building Belt and Road issued by the National Development and Reform Commission, Ministry of Foreign Affairs, and Ministry of Commerce of the People's Republic of China, with State Council authorization in March 2015, "One Belt, One Road" (the “Initiative”) is a infrastructural development concept initiated by the leaders of the Chinese government in 2013. It refers to the New Silk Road Economic Belt, which will link China with Europe through Central and Western Asia, and the 21st Century Maritime Silk Road, which will connect China with Southeast Asian countries, Africa and Europe through the Pacific and Indian Ocean. Neither the belt nor the road follows a designated route, but serves as a conceptual roadmap for China’s plan to expand its presence commercially to the regions outside of the country and strengthen its economic relationships with the nations in these regions.

The “Belt” and the “Road” run through the continents of Asia, Europe and Africa, connecting the vibrant East Asia economic circle on one end and developed European economic circle on the other, and encompassing countries with huge potential for economic development. The Silk Road Economic Belt focuses on bringing together China, Central Asia, Russia and Europe (the Baltic), linking China with the Persian Gulf and the Mediterranean Sea through Central Asia and West Asia, and connecting China with Southeast Asia, South Asia and the countries along the Indian Ocean. The 21st-Century Maritime Silk Road is designed to go from China's coast to Europe through the South China Sea and the Indian Ocean in one route, and from China's coast through the South China Sea to the South Pacific in the other.

On land, the Initiative is expected to focus on jointly building a new Eurasian Land Bridge and developing China-Mongolia-Russia, China-Central Asia-West Asia and China-Indochina Peninsula economic corridors by taking advantage of international transport routes, relying on core cities along the Belt and Road and using key economic industrial parks as cooperation platforms. At sea, the Initiative is expected to focus on jointly building smooth, secure and efficient transportation routes connecting major sea ports along the Belt and the Road. The China-Pakistan Economic Corridor and the Bangladesh-China-India-Myanmar Economic Corridor are closely related to the Belt and Road Initiative, and therefore require closer cooperation and greater progress. (Source: http://en.ndrc.gov.cn/newsrelease/201503/t20150330_669367.html; National Development and Reform Commission, Ministry of Foreign Affairs, and Ministry of Commerce of the People's Republic of China, with State Council authorization)

The following map illustrates the location of the New Silk Road Economic Belt and the 21st Century Maritime Silk Road:

(Source: Xinhua Finance Agency)

Corporate History

On December 23, 2009, the Company was incorporated under the laws of the State of Nevada under the name of “Ciglarette, Inc.” Our operations at the time consisted of marketing and distributing a “smokeless” cigarette. During that time, we had no revenue and our operations were limited to capital formation, organization, and development of our business plan and target customer market.

On March 1, 2011, the Company completed a reverse acquisition transaction through a share exchange with Kirin China Holding, a British Virgin Islands company (“Kirin China”), whereby the Company acquired all of the issued and outstanding shares of Kirin China in exchange for 18,547,297 shares of common stock, which represented approximately 98.4% of the total shares outstanding immediately following the closing of this share exchange (the “First Share Exchange”). Upon consummation of the First Share Exchange, Company changes its name to “Kirin International Holding, Inc.” and traded under the symbol “KIRI” on OTC Markets. As a result of the First Share Exchange, Kirin China became a wholly-owned subsidiary. The Company ceased the smokeless cigarette business and became a holding company, through various controlled entities in the China, engaged in the development and operation of real estate in China. Through Kirin China, Company engaged in private real estate development focusing on residential and commercial real estate development in “tier-three” cities in China. Tier-three cities are provincial capital cities with ordinary economic development and prefecture cities with relatively strong economic development.

On December 19, 2015, Company entered into certain share exchange agreements with Energetic Mind and all the shareholders of Energetic Mind whereby the Company acquired 100% issued and outstanding ordinary shares of Energetic Mind (the “Second Share Exchange”). Pursuant to the terms of the agreements for the Second Share Exchange, in exchange for 100% issued and outstanding ordinary shares of Energetic Mind, the Company agreed to issue to (i) the shareholders of Energetic Mind an aggregate of one hundred fifty-one million (151,000,000) shares of Company’s common stock and (2) a certain related party an additional 8% convertible promissory note in the principal amount of one hundred fifty million dollars ($150,000,000), with a conversion price of $10.00 per share.

On December 31, 2015, the Company disposed all of its interests in i) Brookhollow Lake, LLC, ii) Newport Property Holding, LLC, iii) Kirin China, iv) Kirin Hopkins Real Estate Group LLC, v) Archway Development Group LLC, vi) Specturm International Enterprise, LLC and vii) wholly-owned subsidiary HHC-6055 Centre Drive LLC. The sale of Kirin China also effectively terminated Company’s contractual relationship with Hebei Zhongding Real Estate Development Co. Ltd and Xingtai Zhongding Jiye Real Estate Development Co., Ltd, both of which are companies formed under the laws of the People’s Republic of China and were deemed Company’s variable interest entities prior to this sale (“Subsidiaries Sale”).

As a result of the Second Share Exchange and the Subsidiaries Sale, the Company currently operates its business solely through its wholly-owned subsidiary Energetic Mind, which is the sole shareholder of Ricofeliz, which engages its business through its wholly-owned subsidiary Wuhan Newport.

On January 13, 2016, Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of the State of the State of Nevada, changing its name from “Kirin International Holding, Inc.” to “Yangtze River Development Limited”. Effective January 22, 2016, Company changed its stock symbol from “KIRI” to “YERR”.

Organization & Subsidiaries

Upon completion of the Second Share Exchange described above in “Corporate History”, Yangtze River Development Limited holds 100% ordinary shares of its wholly owned subsidiary, Energetic Mind, which holds all of the share capital of Ricofeliz Capital. Ricofeliz Capital holds all of the share capital of Wuhan Newport, a wholly foreign-owned enterprise located in Wuhan of Hubei Province in China.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Office Complex Development

With the advantage of being in the anticipated Comprehensive Bonded Zone and Pilot Free Trade Zone, Wuhan Newport’s Logistics Center has obtained the land use rights to develop approximately 500,000 square meters of commercial lands for up to seventy-years with rights to renewal, on which Wuhan Newport plans to build an office complex of approximately 700,000 square meters. As of the date of this prospectus, the complex totaling approximately 100,000 square meters have been completed and there are outstanding 600,000 square meters to be constructed within the next five (5) years.

The office complex will be supported by a light railway line from downtown Wuhan that is undergoing construction. The complex will be accessible by two stations along the light railway line. In addition, a highway along the north shore of the Yangtze River in Wuhan is currently under construction; the completion of the highway is also expected to provide direct ground access between Wuhan city center and the Logistics Center and cut down the commute time to only 20 minutes.

Upon completion of the construction of the office buildings, Wuhan Newport plans to sell half of the complex while leasing out the remaining half for long-term rental income. It is Company’s goal to recover the initial investment costs through sale of half of the complex and generate a stable return based on rent of the other half complex upon completion of the project.

Transportation and Logistics Services

Taking advantage of the regional highways, railways and waterways in the Yangluo area, the Company plans to develop a shipping hub with access to all types of cargo transportation and offer complementary services to businesses within this logistics center. The Company intends to create an efficient, reliable and comprehensive logistics service system by utilizing the third-party service providers with offices within the Logistics Center to provide professional logistics services.

Company is currently constructing the port terminal which will be the focal point of the Yangtze River Economic Belt. The Yangtze River riverbank, within our properties, measures 1,039 meters and will host eight cargo berths handling ships ranging from 5,000 to 10,000 tons.

As of January 1, 2016, a government sponsored cargo transportation railway has been completed and launched leading to the premise of the Logistic Center, known as, the Wuhan-Xinjiang-Europe (“WXE”) Railway. The WXE is a part of the Silk Road Economic Zone as it is within the “One Belt, One Road” initiative. The WXE Freight Train sets out from Wuhan to Xinjiang and finally ends in Hamburg, Germany. Wuhan Newport’s terminal will therefore be an important component of the “Silk Road Economic Belt” under the “One Belt, One Road” framework. (Source: http://www.wuhantime.com/detail.php?aid=1964; The Wuhan Time)

The custom facility at the Yangluo Comprehensive Bonded Area allow cargo vessels ranging from 5,000 to 10,000 tons to set out from Shanghai downstream via the Yangtze River in order to transport “Made in China” commodities to the Pacific Ocean and further to any other ports across the Indian Ocean. This same route will also return commodities from other countries directly back to Wuhan and then distributed throughout rest of China. Aside from being situated within the Wuhan Yangluo Comprehensive Bonded Zone, Yangluo development area is amongst the third group of China’s Pilot Free Trade Zone applicants to submit applications to the State Council. As of the date hereof, approvals have so far been granted to Shanghai, Tianjin, Guangdong and Fujian. Enterprises within the approved pilot free-trade zones are typically entitled to a series of favorable regulations and policies that could help businesses grow and succeed. The Company believes that the approval will be granted within the near future.

Cold Chain Logistics Services

A cold chain is a temperature-controlled supply chain for products that need to be kept under low temperature. An unbroken cold chain is an uninterrupted series of storage and distribution activities which maintain a given temperature range. It is used to help extend and ensure the shelf life of products such as fresh agricultural produce, seafood and frozen food.

Within the Logistics Center, Company plans to provide extensive storage and processing services to its customers. Meanwhile, a cold chain logistics service system will be established to better help the Company’s clients’ processing needs for their frozen foods, meats and other products that need special processing and handling. In addition, Company will offer professional services with temperature control, sorting, processing, packaging and delivery to ensure the reliability and safety of the logistics process.

Information Platform

To adapt to the needs of modern logistics service and meet the standards of the industry worldwide, Company will establish comprehensive automated management systems, as well as develop an operation system, enquiry system and decision-making systems for all types of business information such as warehouse, storage, trade, distribution and transportation, movable assets supervision and freight forwarding. Company plans to launch an integrated and information-sharing platform geared towards the demand of its targeted markets and potential clients.

Company will establish a uniform information platform including an internet-based logistics information portal and an e-commerce platform to provide the Company’s clients with services such as logistics services tracking, service rating, online operation, electronic transaction, and etc. Company expects this information portal to be equally reliable for both service providers and their respective clients.

Company will also establish an e-commerce system based on the logistics information portal and it will provide clients with many updated services such as online transactions, online payments, online inquiries and business information communication. This will create a comprehensive service system and a business model with high integration of information flow, capital flow, trade flow and goods flow.

Portside Service

Company also plans to provide incentives for companies that specialize in IT, production of new material and high-end equipment and manufacturing companies to station nearby the Logistics Center so that these companies can grow with the Logistics Center, leveraging each other’s specialization to serve each other’s business needs.

Logistics Financing

Logistics financing is mainly based on using supplies as collateral to obtain financing for supply chains to improve its overall economic efficiency. Developing an innovative logistics financing is significant because traditionally mortgages or loans are concentrated in real estate and logistics financing provides a lower systematic risk for lenders.

Compared to developed countries, logistics financing is a rather new field in China with a huge market potential of about 7 trillion RMB. The driving force for logistics financial service in western countries is mainly attributable to financial institutions as opposed to third-party private logistics companies in China who would occasionally provide financing options.

Logistics financial services became a popular investment vehicle among these third-party lenders. However, the business of logistics financing has become more complex for these private lenders to handle as they will need professional service to guide them the process and thus safeguard their investments.

Even though the history of logistics financing has been relatively short in China, the appetite for this is expected to grow as the Pilot Free Trade Zones in Shanghai, Tianjin and the one expected to be granted in Wuhan will likely attract more business and international financial institutions to launch offices or branches within these Pilot Free Trade Zones to serve the businesses in the areas. Logistics financing not only provides the businesses with a new alternative to meet their capital needs, but also opens a new channel for commercial banks to reach small and midsize businesses. While interest income generated from logistics financing transaction is often an important source of income for many multinational logistics companies, companies who are able to provide financing are often the industry leaders. Because logistics financing can be an effective channel for the Company to reach its targeted market, our Company plans to capture this first-mover advantage when logistics financing is still in its development stage in China.

In light of this market opportunity, Company plans to establish and utilize e-commerce platforms to offer online booking, dealing and exhibiting services for electronic products, commodity, foods and metals. Company also plans to provide comprehensive support services to complement logistics financing. Maritime insurance and training services will also be offered within the Logistic Center. Company plans to help its clients to raise construction capital through Build-Transfer (BT), Build-Operate-Transfer (BOT), corporate debt and equity financing. In addition, Company plans to collaborate and develop strategic alliances with other logistics or cargo shipping centers around the world.

Sales and Marketing

Company plans to sell its properties by forming strategic alliances with CMST Development (Hankou) Co. Ltd. (“CMST-Hankou”), Shanxi Chamber of Commerce in Hubei (“SCCH”) and Wuhan Coal Business Association (“WCBA”).

Partnership with CMST

CMST-Hankou is a regional subsidiary of the CMST Development Co. Ltd, which is a state-owned enterprise that principally engages in the logistics and import & export business. CMST-Hankou’s core business includes warehouse storage, sale and distribution of commodities, and freight forwarding. Pursuant to the Memorandum of Understanding executed with CMST-Hankou on August 20, 2015, CMST-Hankou  has agreed to to transfer all of its warehouse storage and processing division, distribution service division and other existing businesses to the premises of the Logistics Center. In addition, CMST-Hankou has agreed to move its warehouse for steel trading business with the Shanghai Future Exchange to the Logistics Center. In consideration, Company has agreed to offer CMST-Hankou a 5% discount for all services provided within the Logistics Center, including those within the warehouses, port terminal, and railway operating zones. In addition, CMST-Hankou has agreed to assist the Company with the establishment of an online commodity exchange platform to provide a comprehensive support system through the supply chain and provide necessary personnel to help with the management of the warehouse operations within the Logistics Center. Though at a slight discount, Company is expected to receive fees based on CMST-Hankou’s large volume of commodities that need to be stored and use of complementary services at the warehouse, facilities and operating areas, as well as rental income and/or property sales generated from the office complex. However, the partnership is subject to the terms and conditions of the definitive agreement between CMST-Hankou and the Company. No assurance can be provided at this point that such definitive agreement will be executed.

Partnership with SCCH

SCCH is a non-profit business coalition with 252 businesses across various industries as members. Pursuant to the Memorandum of Understanding executed with SCCH on July 27, 2015, SCCH has agreed to move its headquarter to the office complex within the Logistics Center by purchasing or leasing certain units. In consideration for 7% discount to the purchase of RMB 17,000 per square meter of our properties, approximately 50 businesses within the organization plan to open offices in the Logistics Center and purchase at least 100,000 square meters in space within the office complex. SCCH, on behalf of 50 businesses, also executed a letter of intent to purchase approximately 100,000 square meters of storefront. In addition, as Company expects the 50 businesses to have a total annual turnover of commodities more than 5,000,000 tons, Company has agreed to offer members of SCCH a 5% discount for all services provided within the Logistics Center, including those within the warehouses, port terminal, and railway operating zones. However, the partnership is subject to the terms and conditions of the definitive agreement between SCCH and the Company. No assurance can be provided at this point that such definitive agreement will be executed.

Partnership with WCBA

WCBA is a non-profit business coalition with more than 300 businesses within the coal mining industry as members. Pursuant to the Memorandum of Understanding executed with WCBA on September 17, 2015, WCBA has agreed to move its headquarter to the office complex within the Logistics Center by purchasing or leasing certain units. Company has agreed to offer WCBA member businesses 5% discount to the purchase price of RMB 17,000 per square meter our properties. In addition, as Company expects WCBA members to have a total annual turnover of coal-related commodities more than 20,000,000 tons and will use Company’s warehouse storage for at least 3,000,000 tons, Company has agreed to offer members of WCBA a 5% discount for all services provided within the Logistics Center, including those within the warehouses, port terminal, and railway operating zones. However, the partnership is subject to the terms and conditions of the definitive agreement between WCBA and the Company. No assurance can be provided at this point that such definitive agreement will be executed.

Market Opportunity for Logistics Finance

According to an industry review issued by China Federation of Logistics and Purchasing, with the stabilization and recovery of the economy, the logistics industry began to rise gradually from the steady state before. According to statistics, total value of social logistics goods in 2012 is 177.3 trillion yuan, with a year-on-year growth of 9.8%, dropping 2.5% compared with growth of 2011, dropping 0.2 percentage points compared with the first half of the year, rebounded by 0.2 percentage points compared to the first three quarters. National logistics added value is 3.5 trillion yuan, achieving a year-on-year growth of 9.1%. Although this figure is somewhat lower than the same period last year, it’s still 1 percentage point higher than the tertiary industry. Logistics value added has a share of 6.8% of GDP, accounting for 15.3% of value added of service sector. Total cost of national social logistics is 9.4 trillion yuan, with a year-on-year growth of 11.4%, dropping 7.1 % compared with growth of last year. Total costs of social logistics account for 18% of GDP, with a year-on-year increase of 0.2 percentage points. The logistics cost of economic operation is still high. (Source: http://www.chinawuliu.com.cn/english/201406/16/290820.shtml; China Federation of Logistics and Purchasing)

Logistics finance provides financial services such as financing, clearance and insurance to support the logistics industry. It evolves as the logistics industry develops. Not only can logistics finance services improve the service capability and increase the profitability of the third party logistics companies, it can also expand financing channels, decrease financing cost and increase the capital efficiency.

The major target client for logistics finance service are small and medium size companies, which are an important sector of China’s economy and have a great weight in the market. One of the biggest hurdles in the life cycle of these small and medium size companies is lack of cash flow, which can become the “bottle neck” of their development and prevent progress. The need for logistics financing results from the lack of available credit financing facilities and difficulty of obtaining financing on the capital markets. Therefore, logistics finance services protect against the financing problems by allowing these small and medium companies to use its raw materials and commodities as collateral to borrow money. Logistics financing increases the liquidity of cash flow, lowers the clearance risks and improves the efficiency of the economic operation. Upon completion of the Logistics Center, company expects to house many small and mid-size logistics companies. The offering of logistics financing will therefore become an important component of the business as these businesses are expected to have financing needs as they grow their businesses.

Market Overview of Wuhan

Located in the middle reaches of the Yangtze River, Wuhan has been regarded as the gateway to nine provinces nearby. Beijing-Guangzhou Railway and the Yangtze River converge in Wuhan and also Beijing-Jiulong Railway and Beijing-Guangzhou Railway intersect in it, thus forming a railway network linking North China, Southwest China, Central South China and East China. Moreover, Beijing-Zhuhai Expressway and Shanghai-Chengdu Expressway converge in Wuhan and a high-speed railway along the Yangtze River will be completed in this area in the near future. A “flexible multimodal transportation system” combining expressways, high-speed railways and water transportation on the Yangtze River will give greater prominence to Wuhan's position of strategic importance as a junction of water and land transportation in China.

According to the statistics published by the Wuhan government, Wuhan is largest economic city in central China with an annual GDP more than 1,000 billion RMB. In 2015, the China State Council introduced and implemented the Midstream Yangtze River City Group Development Plan headed by Wuhan. In fact, the city was once called “The Oriental Chicago” by the US Harper’s Magazine back in 1918. Wuhan is also among the largest inland logistics and cargo distribution center in China, with its ability to cover approximately a 400 million populations in the five neighboring provinces including Hunan, Jiangxi, Anhui, Henan and Sichuan. At present, there are over 10,000 commercial organizations, 105,000 commodity networks, four commercial listed enterprises as well as eight comprehensive shopping centers on the list of China Top 100 Retail Shopping Centers. (Source: http://www.whfao.gov.cn/html/guide/201602/t20160204_45988.shtml; Foreign Affairs Office of Wuhan City Government)

China is thoroughly implementing the strategy of coordinated regional development, expanding domestic demand, innovation-driven development and new urbanization, and building a new economic support belt relying on the Yangtze River. As a central city in the central region and the middle reach of the Yangtze River, and the country’s major transportation hub and science and technology base, Wuhan faces multiple overlapping strategic opportunities. Location, transportation, science, education, market and other advantages will be further enhanced and fully released and more quickly transformed into development and competitive advantage.

Wuhan is also a major transportation hub in Central China, situated at the midstream of the Yangtze River. Going west alongside the Yangtze, upstream include cities or provinces such as Chongqing, Sichuan, Yunnan and Qinghai. Going east downstream include provinces such as Hunan, Anhui and Jiangsu, as well as municipal city such as Shanghai, until finally entering the Pacific Ocean.. The railway runs north bound to Harbin, westbound to Urumqi, east bound to Shanghai and south bound to the Shenzhen Highway and expressways that stretch in all directions ensuring easy and convenient transportation to all provinces in China.

With the rapid development of inland waterway transportation in China, logistics and port management industry has grown significantly. Wuhan is one of the major inland water ports in China. In 2014, Wuhan government released an Opinion On Accelerating The Establishment Of Shipping Center In The Middle Reach Of Yangtze River, indicating that the government will help the Wuhan shipping center to be a well-equipped, surrounding industry developed internationally with a scaled and intelligent inland water shipping center with all port and shipping resources highly concentrated. In the Development Plan On Wuhan Logistics Space (2012-2020) published by the Wuhan city government*, Wuhan is strategically positioned as the critical joint of the global supply chain and the logistics transportation hub and information center of China. (Source: http://www.wuhan.gov.cn/hbgovinfo/szfxxgkml/fggw/szfwj/201505/t20150515_30288.html; Wuhan City Government)

However, in Wuhan, logistics for domestic trade operated separately from that for international trade and all resources are scattered and not concentrated to form a well-organized and well-managed international supply chain. It becomes very difficult for Wuhan to realize the synergy of business, logistics, money and information. In addition, a majority of the current logistics companies in Wuhan focus on traditional cargo transportation and storage services. Therefore, there exists an opportunity for an efficient, comprehensive and modern logistics service center like Company’s Logistics Center to facilitate the channel of both regional and global logistics.

Competitive Advantages

The following factors reflect Company’s advantages over the company’s competitors:

●	Experienced Logistics Management Team. The Company has a professional team with significant experience in logistics management. Members of the company’s team have had work experience with well-known logistics management companies in different cities. In addition, the management members are well educated with degrees from top universities such as Huazhong University of Science and Technology, Wuhan University, University of British Columbia and Chinese Academy of Social Sciences.

●	Encouraging Policy Environment. Under China’s latest “One Belt, One Road” initiative, Company is strategically positioned in the anticipated “Pilot Free Trade Zone” of the Wuhan Port, a crucial trading window between China, the Middle East and Europe. In May 2015, China State Council approved the nation’s economic strategic plan, the Vigorous Development Plan of Yangtze River Economic Belt. The Yangtze River Economic Belt has sharpened the focus on the Wuhan New Port Yangluo Terminal the port project that Company is developing.

●	Unique Transportation Network. Wuhan is located in the middle reaches of the Yangtze River, east facing south-eastern coastal economic developed area and west linking north-western raw material base. The distance to metropolitan cities, such as Beijing, Shanghai, Hong Kong and Chongqing are within 1,200 kilometers. As a central city on mainland China, Wuhan is capable of reaching over 30 provinces like Yunnan Province, Henan Province, Sichuan Province, Shanxi Province, Jiangxi Province and Hunan Province and 600 cities and counties in China.

●	Highway: the Logistics Center is in close proximity to the Beijing-Zhuhai expressway, Shanghai-Chengdu Expressway, and Jiangbei Expressway.

●	Waterway: the project adjacent to the Yangluo deep-water port, has eight 5,000-ton berths, directly leading to Jianghai. Yangluo port is the largest national shipping port in Central China and the largest container port in the upper reaches of the Yangtze River. Company will be strategically located for international procurement, distribution and delivery.

●	Railway: through Chinese commodity freight logistics Beijing-Guangzhou, Beijing-Kowloon Railway, close to Beijing-Guangzhou railway extension line, special railway lines offer direct access to the center of the Wuhan Yangtze River Newport logistics center, through Jiangbei railway- Xianglushan station connects all of the domestic railway freight station, and through the construction of the "Chinese new Europe" railway through the Continent.

●	Airport: 30 kilometers from the Wuhan Tianhe airport.

●	Light-rail transit: by the year of 2018, two light rail stations are expected to be completed next to the Logistics Center, cutting the commute to downtown Wuhan to only 20 minutes.

●	Jiangbei Expressway: after the completion of Jiangbei Expressway, commute by car from downtown Wuhan to the Logistics Centers is expected to be only about 20 minutes.

The following maps illustrate the location of the Wuhan Newport Logistics Center and surrounding transportation network:

Employees

As of the date of this prospectus, we have a total of 87 employees, including our executive officers.

Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees.

Intellectual Property

Trademark

We are currently applying for trademark protection in China for our Company’s logo and we anticipate that we will be able to obtain the trademark within the next 12 months.

Domain Names

We have added the domain names i) www.yerr.com.cn; ii) www.cjxgwl.com; and iii) www.cjxgwl.cn to the Internet Content Provider License that we currently hold and we have received the updated ICP License covering the foregoing domain name.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against the Company. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

DESCRIPTION OF PROPERTY

Our corporate headquarter is located at 183 Broadway, 5th Floor, New York, NY 10007, for which currently pay a rent of 6000.00 USD per month for our lease.

The following chart illustrates the properties the Company currently has the land use rights to in Wuhan, Hubei Province, China.

Certification Number of Land Use Right	Location	Purpose of Use	Area (㎡)	Termination Date
Wu Xin Guo Yong (2008) Di Zhuan No. 029	South of Han Shi Road, Wuhan Yangluo Economic Development Zone, Hubei Province, PRC	Commercial	9,802.67	August 30, 2048
Wu Xin Guo Yong (2008) Di Zhuan No. 030			59,308.09
Wu Xin Guo Yong (2008) Di Zhuan No. 031			79,178.94
Wu Xin Guo Yong (2008) Di Zhuan No. 032			87,108.30
Wu Xin Guo Yong (2009) Di Zhuan No. 005			176,853.70
Wu Xin Guo Yong (2009) Di Zhuan No. 006			103,304.49

The following chart illustrates the properties the Company currently leases in Wuhan, Hubei Province, PRC and New York, United States.

Name of the Property	Location	Purpose of Use	Area (㎡)	Duration Date
Land Lease No. HZ20150427	Chunfeng Village, Yangluo Neighborhood, Wuhan, Hubei Province, PRC	Commercial	1,214,654.52	April 26, 2035
New York Office Premise	183 Broadway, New York, NY 10007	Commercial	Suite 5	April 15, 2017

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the year ended December 31, 2015 and 2014 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.  See “Cautionary Note Regarding Forward-looking Statements” on page 25.

Overview

Yangtze River Development Limited is a Nevada corporation that operates through its wholly-owned subsidiary Energetic Mind Limited, a British Virgin Islands company, which holds 100% capital stock of Ricofeliz Capital (HK) Ltd., a Hong Kong company that holds 100% capital stock of Wuhan Yangtze River Newport Logistics Co., Ltd., a wholly foreign-owned enterprise formed under the laws of the People’s Republic of China that primarily engages in the business of real estate and infrastructural development with a port logistics center located in Wuhan, Hubei Province of China. Situated in the middle reaches of the Yangtze River, Wuhan Newport is a large infrastructure development project implemented under China's latest "One Belt One Road" initiative and is believed to be strategically positioned in the anticipated "Pilot Free Trade Zone" of the Wuhan Port, a crucial trading window among China, the Middle East and Europe. To be fully developed upon completion, within the logistics center, there will be six operating zones: including port operation area, warehouse and distribution area, cold chain logistics area, rail cargo loading area, exhibition area and business related area. The logistics center is also expected to provide a number of shipping berths for cargo ships of various sizes. Wuhan Newport is expected to provide domestic and foreign businesses a direct access to the anticipated Free Trade Zone in Wuhan. The project will include commercial buildings, professional logistic supply chain centers, direct access to the Yangtze River, Wuhan-Xinjiang-Europe Railway and ground transportation, storage and processing centers, IT supporting services, among others.

Our Logistics Center is an extensive complex located in Wuhan, the capital of Hubei Province of China, a major transportation hub city with access to numerous railways, roads and expressways passing through the city and connecting to major cities in China, as well as other international centers of commerce and business.

The Logistics Center is expected to occupy approximately 1,918,000 square meters, for which the construction and development are expected to be completed in five years while the total anticipated investment have been divided into three phases – 40% of the total in the first year and 30% respectively in the second and third year. The following table illustrates the timeframe of our investment and construction progress.

Time	Phase of Investment	Percentage of Total Anticipated Investment	Percentage of Construction of the Logistics Center
1st Year	1st Phase Investment	40%	30%
2nd Year	2nd Phase Investment	70%	40%
3rd Year	3rd Phase Investment	100%	60%
4th Year	Investment Completed	100%	75%
5th Year	Investment Completed	100%	100%

The Logistics Center is located within the Wuhan Newport Yangluo Port, on the upper stream of the Yangtze River, and close to the northern base of Wu Iron and Steel, China's first mega-sized iron and steel production complex. The Logistics Center is expected to include a port terminal that will be located approximately 26.5km from the Wuhan Guan and 5.5km from the Yangluo Yangtze River Bridge. The operation area of the port is expected to consist of a riverbank of 1,039 meters with eight 5,000-to-10,000-ton berths, two of which are multi-purpose berths and the other six are general cargo berths. It is designed to be able to handle up to 5,000,000 tons of cargo annually, including up to 100,000 TEU for annual container throughput (including 20,000 TEU in freezers areas), 1,000,000 tons of iron and steel and 3,000,000 tons of general cargo.

Within the Logistics Center, functional areas will be divided into six operating zones: a port operation area, a warehouse and distribution area, a cold chain supply logistics area, a rail cargo loading area, an exhibition area and a business related area. The Logistics Center will also be complemented with container storage areas, multi-functional areas, general storage areas, multi-functional warehouse and infrastructural development, including new roads, gas stations, parking areas, gas and water pipes, electricity lines and all other facilities and equipment to operate the Logistics Center.

Aside from being situated in the Wuhan Yangluo Comprehensive Bonded Zone, Yangluo development area is amongst the third group of China’s Pilot Free Trade Zone (FTZ) applicants to submit FTZ applications to the State Council. As of the date of this prospectus, approvals have been granted to Shanghai, Tianjin, Guangdong and Fujian. Enterprises within the approved free-trade zones are typically entitled to a series of favorable regulations and policies that could help the businesses grow and succeed. However, we can provide no assurance at this point that the FTZ application will in fact be approved.

Wuhan Newport has signed a twenty-year lease agreement, maximum number of years permitted by the applicable PRC laws, and with rights to renew at its sole discretion effective April 27, 2015 to lease approximately 1,200,000 million square meters of land for building logistics warehouses in support of the Logistics Center. The warehouses are expected to comprise of port terminal zones, warehouse logistics zones, cold chain supply zones and railroad loading and unloading zones. The warehouses will connect the port terminal along the Yangtze River and the railway leading to Europe, satisfying the requirement of China’s latest “One Belt, One Road” initiative. It will also be able to support large logistics companies in Wuhan and other nearby provinces which will rent the warehouses, terminals and offices within the Logistics Center.

Factors Affecting our Operating Results

Growth of China’s Economy. We operate and derive all of our revenue from operations in China. Economic conditions in China, therefore, affect our operations, including the demand for our properties and services and the availability and prices of land maintenance among other expenses. According to the National Bureau of Statistics of China, China has experienced significant economic growth in the past decade. China is expected to experience continued growth in all areas of investment and consumption, though may be at a slower rate.  However, if the Chinese economy were to become significantly affected by a negative stimulus, China’s growth rate may fall significantly and it could have a material adverse effect on our results of operations.

Government Regulations. Our business and results of operations are subject to PRC government policies and regulations regarding the following:

●	Land Use Right — According to the Land Administration Law of the PRC and Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas, individuals and companies are permitted to acquire rights to use urban land or land use rights for specific purposes, including residential, industrial and commercial purposes. We acquire land use rights from local governments and/or other entities for development of commercial real estate projects.

●	Land Development — According to the Urban Real Estate Development and Operation Administration Regulation, the Urban Real Estate Development and Operation Administration Rules of Hebei Province promulgated by the government of the Hebei Province, and the Real Estate Development Enterprise Qualification Administration Regulation, a real estate development enterprise shall obtain a Real Estate Development Enterprise Qualification Certificate. We obtained the related certificates and seek to ensure that each phase of our projects complies with our certificates.

●	Project Financing — According to the Land Administration Law and the Property Law of the PRC, the land use rights, and buildings still in process of construction may be pledged and mortgaged. From time to time, we may pledge and mortgage our land use rights and real properties to lenders in order to obtain project financing.

Interest Rate and Inflation Challenges. We are subject to market risks due to fluctuations in interest rates and refinancing of mid-term debt. Higher interest rates may also affect our revenues, gross profits and our ability to raise and service debt and to finance our developments. Inflation could result in increases in the price of raw materials and labor costs.  We do not believe that inflation or deflation has affected our business materially.

Acquisitions of Land Use Rights and Associated Costs. We acquire land use rights for development through the governmental auction process and by obtaining land use rights permits from third parties through negotiation, acquisition of entities, co-development or other joint venture arrangements. Our ability to secure sufficient financing for land use rights acquisitions and property development depends on internal cash flows in addition to lenders’ perceptions of our credit reliability, market conditions in the capital markets, investors’ perception of our securities, the PRC economy and the PRC government regulations that affect the availability and cost of financing real estate companies or property purchasers.

Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the consolidated financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; (iii) contingencies; (iv) deferred tax assets; (v) impairment of long-lived assets; (vi) useful lives of property plant and equipment; and (vii) real estate property refunds and compensation payables.

Fair Value of Financial Instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2015 and 2014, financial instruments of the Company primarily comprise of cash, accrued interest receivables, other receivables, short-term bank loans, deposits payables and accrued expenses, which were carried at cost on the balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

Reporting Currency and Foreign Currency Translation

The Company’s consolidated financial statements are presented in the U.S. dollar (US$), which is the Company’s reporting currency. Yangtze River, Energetic Mind, and Ricofeliz Capital uses US$ as its functional currency. Wuhan Newport uses Renminbi (“RMB”) as its functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US$ using the rate of exchange prevailing at the applicable balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period.  Adjustments resulting from the translation are recorded in owners’ equity as part of accumulated other comprehensive income.

	December 31,
	2015	2014
Balance sheet items, except for equity accounts	6.4917	6.1460

	For the Years Ended December 31,
	2015	2014
Items in the statements of operations and comprehensive income, and statements of cash flows	6.2288	6.1457

Revenue Recognition

The Company recognizes revenue from steel trading when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured.

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales.

Revenue from the sales of completed properties and properties where the construction period is twelve months or less is recognized by the full accrual method when (a) sale is consummated; (b) the buyer’s initial and continuing involvements are adequate to demonstrate a commitment to pay for the property; (c) the receivable is not subject to future subordination; (d) the Company has transferred to the buyer the usual risks and rewards of ownership in a transaction that is in substance a sale and does not have a substantial continuing involvement with the property. A sale is not considered consummated until (a) the parties are bound by the terms of a contract or agreement, (b) all consideration has been exchanged, (c) any permanent financing for which the seller is responsible has been arranged, (d) all conditions precedent to closing have been performed. Fair value of buyer’s payments to be received in future periods pursuant to sales contract is classified under accounts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (a)construction is beyond a preliminary stage; (b) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (c) sufficient units have already been sold to assure that the entire property will not revert to rental property; (d) sales prices are collectible and (e) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

The Company has not generated any revenue from the sales of real estate property for the years ended December 31, 2015 and 2014.

Real Estate Capitalization and Cost Allocation

Real estate property completed and real estate properties and land lots under development consist of commercial units under construction and units completed. Properties under development or completed are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, interest on indebtedness, construction overhead and indirect project costs. The Company acquires land use rights with lease terms of 40 years through government sale transaction. Land use rights are divided and transferred to customers after the Company delivers properties. The Company capitalizes payments for obtaining the land use rights, and allocates to specific units within a project based on units’ gross floor area. Costs of land use rights for the purpose of property development are not amortized. Other costs are allocated to units within a project based on the ratio of the sales value of units to the estimated total sales value.

Capitalization of Interest

In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under development. For the years ended December 31, 2015 and 2014, nil and nil were capitalized as properties under development, respectively.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use the Company maintains accounts at banks and has not experienced any losses from such concentrations.

Property and Equipment, Net

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

Income Taxes

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of December 31, 2015 and 2014, the Company did not have any uncertain tax position.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowing costs and all property development expenditures. LAT is prepaid at 1% to 2% of the pre-sales proceeds each year as required by the local tax authorities, and is settled generally after the construction of the real estate project is completed and majority of the units are sold. The Company provides LAT as expensed when the related revenue is recognized based on estimate of the full amount of applicable LAT for the real estate projects in accordance with the requirements set forth in the relevant PRC laws and regulations. LAT would be included in income tax expense in the statements of operations and comprehensive income (loss).

Earnings per Share

Basic earnings (loss) per share is computed using the weighted average number of common stock outstanding during the year. Diluted earnings per share is computed using the weighted average number of common stock and potential common stock outstanding during the period for convertible notes under if-convertible method, if dilutive. Potential common stocks are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Advertising Expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35, Advertising Costs. For the years ended December 31, 2015 and 2014, the Company recorded advertising expenses of $7,724 and $47,187, respectively.

Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, "Impairment or Disposal of Long-Lived Assets"(ASC 360- 10) issued by the Financial Accounting Standards Board ("FASB"). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the years ended December 31, 2015 and 2014.

Stock-Based Compensation

The Company adopted ASC 718 Stock Compensation.  Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period.  The fair value estimate is based on the share price and other pertinent factors.  The Company estimates forfeitures at the time of grant and to revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company used a mix of historical data and future assumptions to estimate pre-vesting forfeitures and to record stock-based compensation expense only for those awards that are expected to vest.

Recently Issued Accounting Pronouncements

The Company does not believe recently issued but not yet effective accounting standards from ASU 2014-01 to ASU 2015-01, if currently adopted, would have a material effect of the consolidated financial position, results of operation and cash flows.

Results of Operations

The following table sets forth the results of our operations for the periods indicated in U.S. dollars.

Comparison of Fiscal Years Ended December 31, 2015 and 2014

	For the Years Ended December 31,
	2015	2014

Revenue	$-	$3,458,295
Cost of revenue	-	3,693,783
Gross loss	-	(235,488)

Operating expenses
Selling expenses	11,577	87,866
General and administrative expenses	4,547,646	2,090,499
Total operating expenses	4,559,223	2,178,365

Loss from operations	(4,559,223)	(2,413,853)

Other expenses
Other income	868	-
Other expenses	(3,231)	-
Interest income	55	10,996
Interest expenses	(3,199,031)	(3,256,660)
Total other income (expenses)	(3,201,339)	(3,245,664)

Income (loss) before income taxes	(7,760,562)	(5,659,517)
Income taxes benefit	1,378,700	1,402,421
Net loss	$(6,381,862)	$(4,257,096)

Other comprehensive loss
Foreign currency translation adjustments	(6,649,917)	(147,341)
Comprehensive loss	$(13,031,779)	$(4,404,437)

Earnings (loss) per share - basic and diluted	$(0.04)	$(0.03)

Weighted average shares outstanding - basic and diluted	151,682,554	151,000,000

Revenue.

During the fiscal year ended December 31, 2015, we did not generate any revenue, compared to revenue of $3,458,295 for the fiscal year ended December 31, 2014, a decrease of $3,458,295 or approximately 100.0%. The significant decrease was mainly because we did not engage in any steel trading during the fiscal year ended 2015.

We also did not generate any revenue from the sales of real estate property for the years ended December 31, 2015 and 2014.

Cost of Revenue.

Our cost of revenue sold consists of the cost of purchased goods. During the year ended December 31, 2015, our cost of goods sold was $nil, compared to $3,693,783 for the cost of goods sold for the year ended December 31, 2014, a decrease of $3,693,783 or approximately 100.0%. The decrease in the cost of revenue was mainly due to the lack of steel trading during the fiscal year ended 2015.

Gross Loss.

Our gross margin increased from a loss of $235,488 for the fiscal year ended December 31, 2014 to $nil for the fiscal year ended December 31, 2015. The increase of the gross margin is mainly due to the lack of steel trading during the fiscal year ended December 31, 2015 and we sold steel for less than the cost of goods during the fiscal year ended December 31, 2014.

Operating Expenses.

Operating expenses totaled $4,559,223 for the year ended December 31, 2015, compared to $2,178,365 for the year ended December 31, 2014, an increase of $2,380,858, or approximately 109%. The significant increase is mainly because of significant increase of general and administrative expenses offset by decrease in selling expenses.

Selling, General and Administrative expenses.

Selling expenses decrease from $87,866 for the fiscal year ended December 31, 2014 to $11,577 for the fiscal year ended December 31, 2015, a decrease of $76,289, or approximately 86.83%. The decrease is mainly attributable to decrease in steel trading during the fiscal year ended December 31, 2015.

Our general and administrative expenses consist of salaries, office expenses, utilities, business travel, amortization expenses (including legal expenses, accounting expenses and other professional service expenses) and stock compensation. General and administrative expenses were $4,547,646 for the fiscal year ended December 31, 2015, compared to $2,090,499 for the fiscal year ended December 31, 2014, an increase of $2,457,147 or 118%. The significant increase is mainly because of the increase of expenses related to professional fees in connection with our merger with Kirin and in preparation of this offering and application for listing to the NYSE.

Loss from Operations.

As a result of the factors described above, operating loss was $4,559,223 for the fiscal year ended December 31, 2015, compared to operating loss of $2,413,853 for the fiscal year ended December 31, 2014, an increase of operating loss of $2,145,370, or approximately 88.88%.

Other Expenses.

We had a total other expense of $3,201,339 for the fiscal year ended December 31, 2015, compared to a total expense of $3,245,664 for the fiscal year ended December 31, 2014. Our interest income and expense were $55 and $3,199,031, respectively, for the fiscal year ended December 31, 2015, compared to interest income and expenses of $10,996 and $3,256,660, respectively, for the fiscal year ended December 31, 2014. Other income and expenses were $868 and $3,231 for the fiscal year ended December 31, 2015, compared to $nil for the fiscal year ended December 31, 2014.

Income Tax.

We received an income tax benefit of $1,378,700 for the fiscal year ended December 31, 2015, compared to $1,402,421 for the fiscal year ended December 31, 2014.

Net Loss.

As a result of the factors described above, our net loss from operations for the year ended December 31, 2015 was $6,381,862, compared to net loss of $4,257,096 for the fiscal year ended December 31, 2014, an increase in loss of $2,124,766.

Foreign Currency Translation.

Our consolidated financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the financial statements denominated in RMB into U.S. dollars are included in determining comprehensive income. Our foreign currency translation loss for the year ended December 31, 2015 was $6,649,917, compared to $147,341 for the year ended December 31, 2014, an increase of $6,502,576.

Net Loss Available to Common Stockholders.

Net loss available to our common stockholders was $0.04 per share (basic and diluted), for the fiscal year ended December 31, 2015, compared to net loss of $0.03 per share (basic and diluted), for the year ended December 31, 2014.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the fiscal years indicated:

	Years Ended December 31,
	2015	2014
Net cash provided by from operating activities	$(4,735,142)	$(5,277,025)
Net cash provided by (used in) investing activities	$494,179	$(70,908)
Cash flows provided by financing activities	$4,698,162	$4,346,367
Effect of exchange rate changes on cash and cash equivalent	$(996)	$(5,801)
Net increase (decrease) in cash and cash equivalents	$456,203	$(1,007,367)
Cash and cash equivalents - beginning of year	$56,366	$1,063,733
Cash and cash equivalents - end of year	$512,569	$56,366

We had a balance of cash and cash equivalents of $512,569 as of December 31, 2015 compared to a balance of $56,366 as of December 31, 2014. We have historically funded our working capital needs through advance payments from customers, bank borrowings, and capital from stockholders. Our working capital requirements are influenced by the state and level of our operations, and the timing of capital needed for projects.

Operating Activities. Net cash outflow from operating activities was $4,735,142 for the fiscal year ended December 31, 2015, compared to net cash outflow from operating activities of $5,277,025 for the year ended December 31, 2014, a decrease of $541,883. The decrease in net cash outflow from operating activities was primarily contributed by the following factors:

●	Changes in prepayments (combination of others receivables) provided $nil cash outflow for the fiscal year ended December 31, 2015. In the same period of 2014, changes in prepayments (combination of others receivables) provided $884,391 cash inflow, which led to a decrease of $884,391 in net cash inflow.

●	Changes in real estate properties and land lots under development provided $778,977 cash outflow for the year ended December 31, 2015, compared to changes in real estate properties and land lots under development contributed $6,412,919 cash outflow in the same period of 2014, which led to a decrease of $5,633,942 in net cash outflow.

●	Changes in accounts payable provided $nil cash inflow for the fiscal year ended December 31, 2015, compared to $4,486,912 cash inflow for the fiscal year ended December 31, 2014, which lead to a decrease of $4,486,912 in net cash inflow from operating activities.

●	Changes in other payables and accrued liabilities provided $2,257,051 cash inflow for the fiscal year ended December 31, 2015, compared other payables and accrued liabilities contributed $72,260 cash inflow in the same period of 2014, which led to an increase of $2,184,791 in net cash inflow.

●

We have net loss of $6,381,862 for the fiscal year ended December 31, 2015, compared to net loss $4,257,096 in the same period of 2014, which led to an increase of $2,124,766 increase in net cash outflow.

Investing Activities.   Net cash provided by investing activities was $494,179 for the fiscal year ended December 31, 2015, compared to net cash of $70,908 used in investing activities for the fiscal year ended December 31, 2014, represented an increase of $565,087.  The increase was primarily because of decrease of cash used for purpose of property and equipment, as well as the effect of share exchange completed in December, 2015.

Financing Activities. Net cash provided by financing activities was $4,698,162 for the fiscal year ended December 31, 2015, compared to net cash of $4,346,367 provided by financing activities for the fiscal year ended December 31, 2014, represented an increase of $351,795. The increase was primarily because we have a $176,599 of repayment of financial institution loans in the fiscal year ended December 31, 2015, compared to $488,146 for the same period in 2014.

Contractual Obligations

Upon consummation of the Second Share Exchange and Subsidiaries Sale described above in “Corporate History”, Jasper Lake Holdings Limited (“Jasper”), a related party, holds an 8% convertible promissory note in the principal amount of $75,000,000 with a maturity date of December 19, 2018. Upon maturity, Jasper may convert all or any portion of the then aggregate outstanding principal amount, together with any accrued and unpaid interest, into shares of Company’s common stock at $10.00 per share.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Recently Issued Accounting Pronouncements

The Company does not believe other recently issued but not yet effective accounting standards from ASU 2016-01, if currently adopted, would have a material effect of the consolidated financial position, results of operation and cash flows.

PLACEMENT AND PLAN OF DISTRIBUTION

We have entered into a Placement Agreement with [_____] (the “Placement Agent”) with respect to the Common Stock subject to this offering. The address of the Placement Agent is [________________]. Subject to the terms and conditions of the Placement Agreement, we have agreed to sell and the Placement Agent has agreed to sell on our behalf, at the public offering price less the placement discounts and commissions set forth below a minimum of [__________] shares of common stock and a maximum of [__________] shares of common stock. Once all closing conditions have been satisfied and a closing has occurred, the underwriters will have the option to sell up to an additional [_______] shares of Common Stock for $7,500,000 of original gross proceeds in this offering, as part of its over-subscription option.

The Placement Agent must sell the minimum number of securities offered ([________] common shares) if any shares are sold. The Placement Agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and the Placement Agent after which the minimum offering is sold or (ii)[___________], 2016, subject to extension upon agreement with the Placement Agreement (the “Offering Termination Date”). Until at least [___________] shares of common stock are sold, all funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account at [___________], as Escrow Agent, and will be held by the escrow agent for such account. The Placement Agent and our Company shall require all investor checks for payment for the Securities to be made payable to [___________], as Escrow Agent and delivered to the Escrow Agent for deposit in the Escrow Account. All subscription agreements and checks should be delivered to [______________________]. Failure to do so will result in checks being returned to the investor who submitted the check. No investor checks shall be made payable to us, Placement Agent or any other entity until the minimum contingency occurs. The investors will have sole claim to the proceeds held in trust prior to the receipt of the minimum offering proceeds. The funds are held for the benefit of the investors until the minimum is reached. Prior to reaching the minimum claims may not be reached by creditors of the Company. If the Placement Agent does not sell at least [_____________] shares of common stock by [__________], 2016, all funds will be returned within [_] business days to subscribers without interest or deduction. If this offering completes, then on the closing date, net proceeds will be delivered to us and we will issue the shares of common stock to purchasers. The closing will occur, as to all subscriptions duly received and accepted by us, in one closing, and we do not intend to hold multiple closings in the offering. Once all closing conditions have been satisfied and a closing has occurred, the Placement Agent will have the option to sell up to an additional [________] shares of Common Stock for $7,500,000 of original gross proceeds in this offering, as part of its over-subscription option.

The Offering will be made on a “best-efforts, mini-max” basis such that the Placement Agent is required, subject to certain conditions, to take and pay for only such shares as it may sell to the public. The obligations of the Placement Agent may be terminated upon the occurrence of certain events specified in the Placement Agreement. Furthermore, pursuant to the Placement Agreement, the Placement Agent’s obligations are subject to customary conditions, representations and warranties contained in the Placement Agreement, such as receipt by the Placement Agent of officers’ certificates and legal opinions.

Shares issued in this offering will be delivered electronically to the accounts of those purchasers who hold accounts at the Placement Agent as soon as practical upon the closing of the offering. Alternately, subscribers who do not carry an account at the Placement Agent may request that the shares be held in book-entry at the Company’s transfer agent, be delivered in certificated form to the subscriber, or may be issued in book-entry at the Company’s transfer agent and subsequently delivered electronically to the subscribers brokerage account upon request of the subscriber.

Escrow Agent and Timing

The Placement Agents and the Company have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the Placement Agent for the sale of the Common Stock to be promptly deposited in an escrow account maintained by [_______] (the “Escrow Agent”) as escrow agent for the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our Company and the Placement Agent. On the closing date for the offering, and presuming that all conditions to closing have been attained proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. If we do not complete this offering before the Offering Termination Date, all amounts will be promptly returned as described below. In the event of any dispute between our Company and the Placement Agent, including whether and how funds are to be reimbursed, the Escrow Agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

Investors must pay in full for all Common Stock at the time of investment, to the Escrow Agent. Payment for the Common Stock may be made (i) by check, bank draft or money order made payable to “[___________]” and delivered to the Placement Agent in no less than [_] business days before the date of closing, or (ii) by wire. The checks, bank drafts and money orders will be forwarded/returned by the Placement Agent and their dealers to the Escrow Agent by 12 pm of the following business day. The Placement Agent will inform prospective purchasers of the anticipated date of closing. If payment is made by check, investors should make all checks payable to the Escrow Agent.

Proceeds deposited into escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or terminated and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest bearing account pending such time.

Discounts, Commissions and Expense Reimbursement. The Placement Agent will receive a fundraising commission equal to between $1,650,000 in the case of a minimum offering and $2,750,000 in the case of a maximum offering, representing 5.5% of the gross proceeds to be raised in this offering.

The following table shows, for each of the minimum and maximum offering amounts, the per share and maximum total public offering price, placement discounts and commissions to be paid to the Placement Agent by us, and proceeds to us, before expenses.

	Per Share	Minimum Offering	Maximum Offering (No Over-Subscription and No Exercise of Placement Agent Warrants)	Maximum Offering (Full Over-Subscription and No Exercise of Placement Agent Warrants)
Public Offering Price	$	$30,000,000	$50,000,000	$57,500,000
Placement discounts and commissions	$	$1,650,000	$2,750,000	$3,162,500
Proceeds to Us, Before Expenses	$	$28,350,000	$47,250,000	$54,337,500

We expect our total cash expenses for this offering (including cash expenses payable to our Placement Agent for its out-of-pocket expenses) to be up to $450,000 if we reach the minimum, $750,000 if we complete the maximum offering, or $862,500 if the Placement Agent exercises in full its 15% over-subscription option within forty-five (45) days after the effective date of this prospectus, exclusive of the above commissions..

Discretionary Accounts. The Placement Agent has informed us that it does not intend to make sales to any accounts over which it has discretionary authority.

Warrants. We have agreed to issue to the Placement Agent and to register herein warrants to purchase up to a total of up to [___________] shares of common stock (equal to 9% of the aggregate number of common shares sold in this Offering under maximum placement) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing 365 days from the effective date of the Offering and expiring five years from the effective date of the Offering. The warrants are exercisable at a per share price equal to 100% of the public offering price per share in the Offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Placement Agent (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the Offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Indemnification and Other Matters. We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof. The Placement Agent and its affiliates may also provide from time to time in the future certain financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. From time to time, the Placement Agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Lock Up. We, on behalf of ourselves and any successor entity, have agreed that we will not, for a period of one hundred eighty (180) days from the effective date of the Registration Statement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise.

The restrictions contained in the above paragraph shall not apply to (i) the Public Securities to be sold hereunder, (ii) the issuance by our company of Shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus as outstanding or (iii) the issuance by our company of an option or shares of capital stock of our company under any stock compensation plan of our company disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus, or upon approval of our company’s board of directors, to any officer, director, employee or consultant of our company as compensation for services.

Stabilization. The Placement Agent will not take any action designed to or that constitutes or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization of the price of any security of our company to facilitate the sale or resale of the shares sold in this offering.

We intend to apply to have our common stock listed on the NYSE under the symbol “YERR.” However, the offering price for Common Stock offered hereby was negotiated by us and the Placement Agent and therefore may not necessarily reflect the last reported sale price for our Common Stock or the market price of our common stock following the Offering. In addition to recent sale prices for our Common Stock, the following factors were considered in determining the offering price:

•            the information presented in this Prospectus and otherwise available to the Placement Agent;

•            our past and present operations;

•            our historical results of operations;

•            our current financial condition and results of operations;

•            our prospects for future business and earning potential;

•            our management;

•            the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

•            the history and prospects for the industry in which we compete;

•            the general condition of the securities markets at the time of this Offering;

•            the recent market prices of securities of generally comparable companies;

•            the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

•            other factors deemed to be relevant.

We cannot offer any assurance that the offering price corresponds to the price at which the common stock will trade in the public market subsequent to the Offering or that an active trading market for the common stock will develop and continue after the Offering.

Passive Market Making. In connection with this Offering, the Placement Agent may engage in passive market making transactions in our common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before commencement of offers or sales of the shares and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be delivered to potential investors by the Placement Agent. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Sales Outside the U.S. No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this Prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and none of this prospectus or any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Placement Agent may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or indirectly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

a)           to any legal entity that is a qualified investor as defined in the Prospectus Directive;

b)           to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

c)           in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive; provided that no such offer of securities shall require us or any Placement Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This Prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this Prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This Prospectus has not been and will not be circulated or distributed in the PRC, and shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

Singapore

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Pricing of the offering

The offering price is determined by negotiations between us and the Placement Agent. Among the factors considered in determining the offering price are the future prospects of our company and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. The estimated offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Discretionary Accounts

The Placement Agents have informed us that they do not intend sales to discretionary accounts to exceed [___]% of the total number of shares of common stock offered by them.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors, executive officers and key employees are listed below.  The number of directors is determined by our Board of Directors.  All directors hold office until the next annual meeting of the Board or until their successors have been duly elected and qualified.  Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board of Directors.

Directors and Executive Officers

Name	Age	Position
Xiangyao Liu	44	Chief Executive Officer, President, Secretary and Chairman of the Board
Xin “Cindy” Zheng	37	Chief Financial Officer
James Stuart Coleman	59	Director
Zhanhuai Cheng	68	Director
Yanliang Wu	50	Director
Yu Zong	45	Director
Harvey Leibowitz (1) (2) (3) (4) (5) (6)	81	Independent Director
Zhixue Liu (2) (3) (5)	52	Independent Director
Tongming Wang (1) (4) (6)	56	Independent Director
Romano Tio (1) (2) (3) (4) (5) (6)	55	Independent Director
Daniel W. Heffernan (1) (2) (3) (4) (5) (6)	66	Independent Director
Zhihong Su (1) (2) (3) (4) (5) (6)	55	Independent Director

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nomination Committee

(4) Member of the Governance and Human Resources Committee

(5) Member of the Board Oversight Committee

(6) Member of the Social Media Committee

Xiangyao Liu, President, CEO, Secretary and Chairman of the Board (age 44)

Mr. Xiangyao Liu served in the state-owned Materials Bureau of Hebei Province and was involved in steel and other logistics trading between 1994 and 1996. From 1996 to 2003, he invested and established the Pacific Trade and Logistics in China, served as the General Manager and engaged in the trading and logistics of steel, agricultural products and other commodities. In 2010, Mr. Liu participated in the investment of Wuhan Renhe Group Limited, which held the Wuhan Huazhong Steel Trading Center Co., Ltd. at that time, supervising logistic and trade of steel. He also started to engage in financial and security investments in Hong Kong. From November 2010 to December 2012, Mr. Liu was the Deputy General Manager of Wuhan Renhe Group Limited; From January 2012 to June 2015, Mr. Liu served as the Deputy General Manager of the Wuhan Huazhong Steel Trading Center Co., Ltd., which later became the Wuhan Yangtze Newport Logistics Co. Ltd. He supervised the transition of the steel trading renter to a residential and commercial complex which supports the warehouses and docks, led projects to bring the Steel Trading Center into the Yangluo Comprehensive Bonded Zone and Free Trade Area in Wuhan, supervised the feasibility study of the Wuhan Yangtze Newport Logistics Center and collaborated with the local government to develop the Yangluo Newport Project Plan, handling corporate structuring, strategic planning and operation management of the company. Mr. Liu was appointed as the CEO and the Chairman of the Board of the Company from July 2015 because of his managerial skills and expertise in the industry.

Mr. Liu received his bachelor degree in Business Management from the Hebei Institute of Finance in 1994.

Xin “Cindy” Zheng, Chief Financial Officer (age 37)

Ms. Zheng joined the Company (Formerly Kirin International Limited) in December 2009. From September 2010 to March 2011, she has been employed by the Company’s finance department where she has had oversight of the Company’s accounting and financing matters. Ms. Zheng was appointed as Chief Financial Officer since April 2011. Prior to joining the Company, Ms. Zheng was employed as Marketing Director for both XingtaiZhongdingJiye Real Estate Development Co., Ltd. and HebeiZhongding Real Estate Development Co., Ltd, which through certain contractual arrangements, the Company controls. As Marketing Director, Ms. Zheng’s responsibilities included oversight of the Company’s marketing efforts. From May 2006 to December 2009, Ms. Zheng was employed in the Lighting Division of Philips, a Netherlands based fortune 500 company. Philips has generated approximately $9 billion dollars in revenue in China, where she was responsible for budgeting and financial planning for the northern China operations of Philip’s lighting division. From April 2004 to May 2006, Ms. Zheng was employed by Mercer Consulting in China where she engaged in management consulting and financial modeling for a variety of companies, including state and privately owned business. Ms. Zheng graduated from University of Bradford in the United Kingdom in February 2004 with a Master Degree in Finance Management. She has extensive experience in accounting and capital market.

James Stuart Coleman ,  Director (age 59)

Mr. James Coleman has been the Chief Representative in the United States of Wuhan Yangtze River Newport Logistics Co, Limited since April 2015. Mr. Coleman has also been the CEO and CFO of Dream Recovery International, Inc., a drug and alcohol rehabilitation facility since January 2014. Mr. Coleman has also been a Partner of the Angel Capital Ltd, an angel capital investment in start-up companies since September 2012. Since April 2006, Mr. Coleman has served as an Associate Broker at Bond New York Properties, LLC, specializing in Commercial Real Estate in New York. We have selected Mr. Coleman as a director because of his experience with the capital market in the United States.

Mr. Coleman received his Bachelor Degree in Arts from Allegheny College in 1978. He is also a licensed Associate Broker in the State of New York.

Zhanhuai Cheng, Director (age 68)

Mr. Zhanhuai Cheng has served as the Chief Technology Officer (“CTO”) of Wuhan Huazhong Steel Trading Center since December 2008 and is responsible for the planning and construction of the logistics warehouse, dock berths, and supporting residential and commercial buildings. Since July 2015, after Wuhan Huangzhong Steel Trading Center re-structured into Wuhan Newport, Mr. Cheng continued serving as the CTO of Wuhan Newport. Mr. Cheng was appointed as member of the Board since December 2015. From 2000 to 2007, Mr. Cheng was employed by the Wuhan City Port Authority Officers and was in charge of port construction planning. During his term with the office, Mr. Cheng worked with the various ports along the Yangtze River and accumulated great experience of port planning, wharf construction, operation and management. He helped various agencies of the Wuhan government to complete the transformation of the water network, port construction, etc., and obtained the title of advanced workers of Wuhan City. During his service, Mr. Cheng also directed the planning, development and construction of the Qingshan Port, Yangluo Port, Yangsi Port and other terminals in Wuhan.

From 1993 to 2000, Mr. Cheng served as the Officer of Wuhan Light Rail Construction and was in charge of resource development, project design, tendering and construction work. During his term of office, Mr. Cheng has contributed greatly to metro line planning and rail transit construction in Wuhan. These are recognized by the Wuhan Government with a number of honorary titles issued to him.

Mr. Cheng has also previously worked in the Wuhan Iron and Steel Limited, focusing on the production of railway and other construction, port transportation projections. Mr. Cheng was also employed by the Ministry of Railways Bridge Engineering Bureau and served as a staff analyst and later on a vice dean of an academic institute, contributing to many projects and achieving great success. We have selected Mr. Cheng as a director because of his expertise in our industry.

Yanliang Wu, Director (age 50)

Mr. Yanliang Wu has served as the Deputy General Manager of Wuhan Huazhong Steel Trading Center since June 2010. Since July 2015, after Wuhan Huangzhong Steel Trading Center re-structured into Wuhan Newport, Mr. Wu continued serving as the Deputy General Manager of Wuhan Newport. Mr. Wu has been working for Wuhan Yangtze Newport Logistics Co. Ltd. since 2012, and is in charge of the company's indoor storage, outdoor yards, approval, planning and construction of warehouses, and operation management. Mr. Wu worked for Alpha Logistics Co, Ltd. in Montreal, Canada from 1997 to 2003, served as the Head of Logistics and coordinated the construction of logistics network of the company in North America and the Pacific Rim. From 2002 to 2012, he was in charge of the company’s business development in the logistics industry in Mainland China, as well as leading the opening its Shanghai branch. From 1986 to 1996, Mr. Wu worked in the head office of the state-owned Wuhan Metal Materials Corporation, serving as the Minister of Management and General Manager of Commodity Trading. During his employment, he received two accolades for his personal achievement in 1990 and 1992. He was also certified as a Senior Economist in China in September 1994. We have selected Mr. Wu as a director because of his expertise in our industry.

Mr. Wu received his bachelor degree in science in Logistics from Huazhong University of Science and Technology from in 1986.

Yu Zong, Director (age 45)

Mr. Yu Zong has served as the Deputy General Manager of Wuhan Yangtze Newport Logistics Co. Ltd. from February 2012 to September 2015, in charge of the development, construction and management of the real estate. Mr. Zong became its General Manager and legal representative in October 2015. Since July 2015, after Wuhan Huangzhong Steel Trading Center re-structured into Wuhan Newport, Mr. Zong was appointed as the Deputy General Manager of Wuhan Newport. Mr. Wu was appointed as General Manager and Chief Representative of Wuhan Newport since October 2015. From September 2009 to January 2012, he worked in Wuhan Dingxin Real Estate Ltd. as the Deputy General Manager and Chief Engineer, leading the construction and management of the “Mocha Town” Phase II Development Project.  From 2007 to 2009, Mr. Zong worked in the China Railway Group Wuhan Properties Limited, as the Minister of Engineering and Minister of Planning Division, and participated in a large real estate project which had a total investment of six (6) billion RMB.   From 2003 to 2006, Mr. Zong worked in Hubei Jiuding Ltd as the Deputy General Manager and Chief Engineer and was responsible for construction and management of a villa project which occupied an area of 80,000 square meters and a total construction area of 70,000 square meters. During the construction period, his duties included preliminary design, construction report, project quality control, compliance. From 2000 to 2002, Mr. Zong worked as the Project Manager for Pace Home Development Inc. in Canada, providing consulting services for various types of construction projects.  Mr. Zong also previously worked in the Wuhan Institute of Architecture Design Institute. We have selected Mr. Zong as a director because of his expertise in our industry.

Mr. Zong obtained his bachelor degree in Civil Engineering in 1993 from Wuhan University. He also obtained his Master degree in Engineering from the University of British Columbia in 2004.

Harvey Leibowitz, Independent Director, Chair of the Audit and Compensation Committees (age 81)

Mr. Leibowtiz has been a director and Chair of the Audit Committee of ASTA Funding Inc, a company listed on the NASDAQ since 2000. Mr. Leibowitz graduated from the City University of New York – Baruch College in 1955 with a bachelor degree in Accounting. Between 1955 and 1962, he was employed as a staff accountant at various accounting firms working on matter relating to audits, taxes and write-ups. From 1962 to 1979, Mr. Leibowtiz worked at Standard Financial Corporation, which acquired Sterling National Bank in 1965, in capacities such as internal auditor and Senior Vice President in charge of commercial financing and factoring. From 1980 to 1994, Mr. Leibowitz worked for companies such as International Paper Company, Century Factors, Inc and Foothill Financial Advisors, Inc. in charge of commercial financing involving secured loan financing. From 1994 to 1999, Mr. Leibowitz worked for Sterling National Bank as an internal auditor and was in charge of the Commercial Finance Department. Based on Mr. Leibowitz’s education and employment background, we have selected Mr. Leibowitz as a director and chairman of the Audit Committee because of his expertise in our accounting and finance and the Board believes that Mr. Leibowitz qualifies as a “financial expert” as defined by the SEC rules.

Zhixue Liu,  Independent Director (age 52)

Mr. Zhixue Liu obtained his PhD in Management and is currently a professor at the School of Management of the Huazhong University of Science & Technology. Mr. Liu teaches as a professor at the School of Management of the Huazhong University of Science & Technology from January 2011 to present. Mr. Liu was appointed as member of the Board since December 2015. Also currently the Deputy Director of the Product Operations and Logistics Management Department, Mr. Liu is one of the main drafters of The People’s Republic of China National Standard - Classification and Index of Logistics Enterprises  and  The People's Republic of China National Standard - Logistics Terminology. He is also a member of the National Ministry of Education Logistics Specialty Guidance Steering Committee, Board of Trustee of the National Natural Science Fund Committee Management Division, Committee of the National Professional Commission for Certification of Logistics Specialist, Deputy Secretary General of the China Logistics Technology Association, Executive Director of the China Society of Logistics, and Executive Director of the China Marketing Association.

Mr. Liu obtained his Bachelor of Logistics degree from Huazhong University of Science & Technology in 1986. After his graduation, he serves as assistant, lecturer, associate professor, professor and doctoral tutor in the University, and focuses on researching and teaching on logistics management, supply chain management, international trade, international business operations and marketing. Recently, he has published of six (6) representative works, including the Modern Logistics Handbook, and more than forty (40) papers in domestic and foreign mainstream journals. He also hosted and participated in academic forums on Research on Model of Supply Chain Logistics Management and Case Studies on China's Auto Supply Chain and other studies initiated by the National Natural Science Foundation. Mr. Liu also led researches on the Shandong Weifang City Logistics Development Strategy Plan, Planning of Jiangyin Yangtze Port Integrated Logistics Zone  and  Logistics Solutions for Dongfeng Vehicles, Study on Transition of Wuhan Iron and Logistics Transportation Companies  and a number of other logistics management topics. Mr. Liu and his research have been awarded the Outstanding Scientific Achievement Award under China’s "Ninth Five-Year" key scientific and technological projects, and Second Place in the National Commerce Scientific Advancement Award. We have selected Mr. Liu as a director because of his expertise and scholarship in our industry.

Tongmin Wang, Independent Director (age 56)

Mr. Tongmin Wang was a Chief Engineer of Logistical Equipment at Wuhan Iron and Steel Limited from January 2011. Mr. Wang has worked for Wuhan Iron and Steel Limited and Wuhan Port Terminal Foreign Trade Co., Ltd. since 2007. He has served as the Deputy General Manager of the Office of Corporate Integration, Chief Administrative Officer, Director of Cargo Unloading and Chief Engineer of Logistical Equipment. Mr. Wang worked for Wuhan Port Group from 1992 to 2007. During this period, he held positions include Deputy Administrate Officer, Deputy Director of the Wuhan Water Company; Director of the Wuhan Port Mechanical Company, Manager of the Office of the Corporate Integration, Director of the Cargo Unloading Division and etc. From 1981 to 1992, Mr. Wang worked for the Wuhan Port Machinery Plant of the Ministry of Transportation in China.

Mr. Wang possesses professional knowledge and more than three decades of experience in management of a port. He is familiar with the logistics industry and takes a practical approach in the organization and management of cargo loading/unloading. He is able to utilize his expertise to solve practical problems involving the day-to-day operations at port terminal. We have selected Mr. Wang as a director because of his expertise in our industry.

He received bachelor degree in Mechanical Engineering from Wuhan Institute of Maritime and Master Degree in Industrial Management from the Chinese Academy of Social Sciences in 1998.

Romano Tio,  Independent Director, Chair of the Social Media Committee (age 55)

Mr. Tio has served as the Managing Director at RM Capital Management LLC, a boutique real estate investment and advisory firm since June 2009. Earlier in his career, Mr. Tio was involved in the real estate sales and brokerage business for 25 years. From August 2003 to December 2007, Mr. Tio was a Managing Director at Carlton Group Ltd., a New York boutique real estate investment banking firm where he was involved in over $3.5 billion worth of commercial real estate transactions. From January 2008 to May 2009, Mr. Tio served as a Managing Director and co-head of the commercial real estate efforts of HCP Real Estate Investors, LLC, an affiliate of Harbinger Capital Partners Funds, a $10 billion plus private investment located in New York. Mr. Tio has also served as one of independent directors of Bluerock Residential Growth REIT in New York since January 2009. Moreover, Mr. Tio has served as an independent Trustee of the Board of Trustees of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by Bluerock, since July 2012. We have selected Mr. Tio as a director because of his expertise in finance.

Mr. Tio received a B.S. degree in Biochemistry in 1982 from Hofstra University located in Hempstead, New York.

Daniel W. Heffernan, Independent Director Chair of the Nomination and Board Oversight Committees (age 55)

Mr. Heffernan has served as the Principal of HRK Associates, specializing in credit enhanced finance since 1998. Mr. Heffernan was the Principal of HRK Associates from January 2011. Mr. Heffernan was appointed as member of the Board since December 2015. Prior to his position at HRK, from 1973 to 1986, Mr. Heffernan served as an officer at New York Life Insurance Company. From 1986 to 1998, Mr. Heffernan was employed as an officer at Jhminer, Co. Ltd in New York. Mr. Heffernan has more than thirty years of financial experience in the highly specialized niche market of mitigation of risk through the use of insurance and reinsurance related financial products. He has provided services to clients operating throughout the U.S. and in the international marketplace, leveraging his experience in providing credit enhanced, customized financial solutions that provide a distinctive bridge to the capital markets.

Mr. Heffernan is actuarially trained and has previously worked for New York Life Insurance Company, where he ran the Pension Department and supervised its two hundred eighty employees, and MINET/MIPI Brokers. While at New York Life, he consulted with a client base in excess of 5,000 corporations and unions, providing services ranging from structuring to administration. We have selected Mr. Heffernan as a director because of his expertise in finance.

Mr. Daniel W. Heffernan obtained his bachelor degree in theology from New York Shadowbrook Jesuit Seminary in 1972.

Zhihong Su ,  Independent Director, Chair of the Governance and Human Resources Committee (age 55)

Mr. Su has served as the managing partner of Beijing Hengjun Law Firm since December 2001, practicing in areas such as securities, litigation, general corporate and banking. . Mr. Su was appointed as member of the Board since January 2016. Mr. Su started his career as in-house counsel for China International Trust and Investment Corporation (“CITIC”) in December 1984, responsible for legal affairs of overseas investments. In January 1990, Mr. Su was sent to station at the Washington DC-based law firm Arnold and Porter LLP as a foreign lawyer to oversee a full spectrum of legal matters of CITIC’s subsidiaries in the United States, namely, CITIC Steel Group, CITIC Buffalo Tungsten Company, CITIC Seattle Woodland and CITIC Florida Real Estate Co. Ltd. During his stay in Washington from 1990 to June 1996, he worked on a number of matters involving corporate and securities law. Upon returning to China in July 1996, Mr. Su worked for the Law Offices of Jiahe as one of the founding members and as an attorney until November 2001. We have chosen Mr. Su to serve as a director because of the perspective he brings to legal matters in China.

Mr. Su earned his bachelor’s degree in laws (LLB) from China University of Political Science and Law where he had taught for a year after graduation before becoming a qualified Chinese lawyer in the same year.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Code of Ethics

We have adopted a code of ethics as of the date of this prospectus that applies to our principal executive officer, principal financial officer, directors and principal accounting officer as well as our employees. Our standards are in writing and are to be posted on our website at www.yerr.com.cn at a future time. The following is a summation of the key points of the Code of Ethics we adopted:

●	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

●	Full compliance with applicable government laws, rules and regulations;

●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

Corporate Governance

The business and affairs of the company are managed under the direction of our Board. We have conducted Board meetings regularly since inception. Each of our directors has attended all meetings either in person or via telephone conference, or through written consent for special meetings. In addition to the contact information in this prospectus, the Board has adopted procedures for communications to the officers and directors as of January 25, 2016. Each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the Company at our annual stockholders meetings. All communications from stockholders are relayed to the members of the Board.

Board Leadership Structure and Role in Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

The audit committee, which was formed on January 25, 2016, assists our Board in its general oversight of, among other things, the company’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the audit committee reviews and assesses the company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The audit committee also reviews and assesses the quality and integrity of the company’s public reporting, the company’s compliance with legal and regulatory requirements, the performance and independence of the company’s independent auditors, the performance of the company’s internal audit department, the effectiveness of the company’s disclosure controls and procedures, and the adequacy and effectiveness of the company’s risk management policies and related practices.

Committees of the Board of Directors

On January 25, 2016, the Board formed and adopted charters for six standing committees: Audit Committee, Compensation Committee, Nomination Committee, Governance and Human Resources Committee, Board Oversight Committee, Social Media Committee (collectively the “Committees”). Each Committee consists of only independent directors of the Company. The Board also adopted charter for the Regulatory, Compliance and Government Affairs Committee, for which the charter will be implemented once the committee is formed. The Company believes that the adoption of these charters and formation of these Committees are necessary for the implementation of effective internal control and oversight and a significant step towards remediating any material weakness the Company currently has.

●	Audit Committee: Harvey Leibowitz (Chair), Zhihong Su, Daniel W. Heffernan, Romano Tio, Tongmin Wang

●	Compensation Committee: Harvey Leibowitz (Chair), Zhihong Su, Zhixue Liu, Romano Tio, Daniel W. Heffernan

●	Nomination Committee: Daniel W. Heffernan (Chair), Harvey Leibowitz, Zhixue Liu, Romano Tio, Zhihong Su

●	Governance and Human Resources Committee: Zhihong Su (Chair), Harvey Leibowitz, Romano Tio, Daniel W. Heffernan, Tongmin Wang

●	Board Oversight Committee: Daniel W. Heffernan (Chair), Zhixue Liu, Harvey Leibowitz, Romano Tio, Zhihong Su

●	Social Media Committee: Romano Tio (Chair), Harvey Leibowitz, Zhihong Su, Daniel W. Heffernan, Tongmin Wang

The Board also adopted an insider trading policy that allows insiders to sell securities of the Company pursuant to pre-arranged trading plans.

This insider trading policy was put in place because effective October 23, 2000, the Securities and Exchange Commission (the “SEC”) adopted rules related to insider trading. One of these rules, Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provides an exemption to the insider trading rules in the form of an affirmative defense. Rule 10b5-1 recognizes the creation of formal programs under which executives and other insiders may sell the securities of publicly traded companies on a regular basis pursuant to written plans that are entered into at a time when the plan participants are not aware of material non-public information and that otherwise comply with the requirements of Rule 10b5-1.

The Board also adopted a written disclosure policy, which applies to all directors, officers and employees of the Company and its wholly owned subsidiaries, to ensure that communications to the investing public about the Company are timely, factual and accurate and broadly disseminated in accordance with all applicable legal and regulatory requirements.

In addition, the Board adopted a whistleblower procedure that provides the Audit Committee the responsibility to ensure proper procedure of the receipt, retention, and treatment of complaints about the Company’s accounting, internal accounting controls, or auditing matters. The Audit Committee must also provide for confidential, anonymous submission by the Company’s employees of concerns about questionable accounting or auditing matters.

Lastly, the Board adopted a corporate governance policy for its website content, as well as procedures for shareholder’s communication with Directors. With all of the above referenced charters and procedures in place, the Company is committed to corporate governance practices that is in compliance with applicable laws, regulations and exchange requirements.

Below describes the function of each committee the Company formed and adopted charters for as of the date of this prospectus:

Audit Committee

The Audit Committee shall make such examinations as are necessary to monitor the corporate financial reporting and external audits of the Company and its subsidiaries; to provide to the Board the results of its examinations and recommendations derived therefrom; to outline to the Board improvements made, or to be made, in internal accounting controls; to nominate independent auditor; and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters requiring Board attention.

Compensation Committee

The purpose of the Compensation Committee is to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including stock compensation and loans, and all bonus and stock compensation to all employees.

Nomination Committee

The purpose of the Nomination Committee shall be to review and make recommendations to the Board regarding matters concerning corporate governance; review the composition of and evaluate the performance of the Board; recommend persons for election to the Board and evaluate director compensation; review the composition of committees of the Board and recommend persons to be members of such committees; review and maintain compliance of committee membership with applicable regulatory requirements; and review conflicts of interest of members of the Board and corporate officers.

Governance and Human Resources Committee

The Governance and Human Resources Committee shall be is responsible for (1) developing Company’s approach to the Board and corporate governance issues; (2) helping to maintain an effective working relationship between the Board and management; (3) exercising, within the limits imposed by the by-laws of the Company, by applicable laws, and by the Board, the powers of the Board for the management and direction of the affairs of the Company during the intervals between meetings of the Board; (4) reviewing and making recommendations to the Board for the appointment of senior executives of the Company and for considering their terms of employment; (5) reviewing succession planning, matters of compensation; (6) recommending awards under the Company’s long term and short term incentive plans; (7) assuming the role of administrator, whether by delegation or by statute, for the corporate-sponsored registered pension plans and the Supplementary Executive Retirement Plan of the Company and its wholly-owned subsidiaries and any future, additional or replacement plans relating to the plans; and (8) monitoring the investment performance of the trust funds for the plans and compliance with applicable legislation and investment policies.

Board Oversight Committee

Board Oversight Committee shall assist the Board Oversight Committee and the Board in the exercise of its responsibilities, particularly by defining the scope of the Committee’s authority in respect of risk oversight matters delegated to it by the Board.

Social Media Committee

The Social Media Committee shall oversee the social media strategy initiatives for the Company pursuant to Regulation FD. The Committee shall 1) provide compliant Regulation FD strategic leadership for social media through the alignment of social media strategies and activities with enterprise strategic objectives and processes; 2) establish and maintain corporate policies with respect to use of social media for both process-driven social engagements, as well as for use of social media by employees for participating in social conversations (e.g. blogging and Tweeting by subject matter experts); 3) prioritize social media initiatives and deliver final approvals and recommendations on proceeding with proposed social media projects, including process, technology, and organizational project; 4) ensure open communication between the social media department and the other functional units of the Company so as to promote collaborative strategies, planning, and implementation.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the United States Securities and Exchange Commission.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that as of the date hereofour executive officers, directors and greater than 10 percent beneficial owners have complied on a timely basis with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below sets forth information regarding the compensation awarded to or earned by the company’s executive officers for our fiscal years ended December 31, 2015 and 2014.

Name	Year	Salary ($)	Bonus ($)	Securities- based Compensation ($)	All other compensation ($)	Total ($)
Xiangyao Liu	2015	-	-	-	-	-
Chief Executive Officer(1)	2014	-	-	-	-	-

Jianfeng Guo Former Chief Executive Officer,	2015	-	-	-	-	-
Former Chairman of the Board (2)	2014	-	-	-	-	-

Longlin Hu	2015	37,500	-	-	-	37,500
Former Chief Executive Officer(3)	2014	90,000	-	-	-	90,000

Xin “Cindy” Zheng	2015	54,000	-	-	-	54,000
Chief Financial Officer	2014	54,000	-	-	-	54,000

(1)	On December 19, 2015, Company acquired Energetic Mind and its wholly-owned subsidiaries and in connection with that transaction, Mr. Liu was appointed as our President, Chief Executive Officer, Secretary and Chairman of the Board. The amounts in this table reflect compensation awarded or paid by Energetic Mind and its subsidiaries to Mr. Liu in fiscal year 2014 and 2015. As of the date of this Annual Report, President, Chief Executive Officer, Secretary and Chairman of the Board.

(2)	Mr. Guo was appointed as our President and Chief Executive Officer on June 1, 2015 and resigned as an executive officer and director on December 19, 2015 as a result of the transaction describe above in (1).

(3)	Mr. Hu resigned from all his officer and director positions as president and chief executive office of the Company and as a member of the board of directors on June 1, 2015. Prior to his resignation, Mr. Hu served as the President and Chief Executive Officer and a member of the Board of Directors from March 1, 2011.

Employment Agreements

We have employment agreements with all of our director and officers except for Xiangyao Liu.

Option Grants

We had no outstanding equity awards as of the end of fiscal year 2015.

Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised during fiscal year ended December 31, 2015 by the executive officers.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer in fiscal 2015 under any long-term incentive plan.

Change-in-Control Arrangements

None.

Director Compensation Table

The following table sets forth the compensation received by each of our Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Xiangyao Liu Chairman of the Board	—	—	—	—	—	—	—
James Stuart Coleman Executive Director(1)	2,301	—	—	—	—	—	2,301
Zhanhuai Cheng Executive Director (1)	789	—	—	—	—	—	789
Yanliang Wu Executive Director (1)	789	—	—	—	—	—	789
Yu Zong Executive Director(1)	789	—	—	—	—	—	789
Harvey Leibowitz Independent Director (2)	2,104	—	—	—	—	—	2,104
Zhixue Liu Independent Director(3)	789	—	—	—	—	—	—
Tongmin Wang Independent Director(3)	789	—	—	—	—	—	789
Daniel W. Heffernan Independent Director (4)(5)	—	—	—	—	—	—	—
Romano Tio Independent Director(4)(5)	—	—	—	—	—	—	—
Zhihong Su Independent Director(3)(5)	—	—	—	—	—	—	—
Jianfeng Guo (6)	—	—	—	—	—	—	—
Yaojun Liu (6)	—	—	—	—	—	—	—
Shan Cui (6)	—	—	—	—	—	—	—
Ran Liu (6)	—	—	—	—	—	—	—
Yau On Tse (6)	—	—	—	—	—	—	—
Longlin Hu (7)	—	—	—	—	—	—	—

(1)	As employee directors, James Coleman will be provided with cash compensation of $70,000 per year. Yanliang Wu, Yu Zong and Zhanhuai Cheng will be provided with cash compensation of $24,000 per year, payable monthly.

(2)	As an independent director and Chair of the Audit Committee, Harvey Leibowitz will be provided with the following compensation: (a) the Company will issue each a total of 20,000 of restricted common stock for services rendered to the Company, with an annual compensation in cash of $48,000, payable quarterly; and (b) during the directorship term, the Company will reimburse the independent directors for all reasonable out-of-pocket travel expenses incurred by the director in attending any in-person meetings, provided that the director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(3)	As independent directors, Zhihong Su, Tongmin Wang and Zhixue Liu will be provided with the following compensation: (a) the Company will issue each a total of 10,000 of restricted common stock for services rendered to the Company, with an annual compensation in cash of $24,000, payable monthly; and (b) during the directorship term, the Company will reimburse the independent directors for all reasonable out-of-pocket travel expenses incurred by the director in attending any in-person meetings, provided that the director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(4)	As independent directors, Daniel W. Heffernan and Romano Tio will be provided with the following compensation: (a) the Company will issue each a total of 15,000 of restricted common stock for services rendered to the Company, with an annual compensation in cash of $48,000, payable quarterly; and (b) during the directorship term, the Company will reimburse the independent directors for all reasonable out-of-pocket travel expenses incurred by the director in attending any in-person meetings, provided that the director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(5)	Individuals were appointed as members of the Board in January, 2016.

(6)	Individuals resigned as members of the Board on December 19, 2015.

(7)	Mr. Hu resigned as member of the Board on June 1, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of March 30, 2016, for (i) each stockholder known to be the beneficial owner of 5% or more of the Company’s outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of: c/o 183 Broadway, Suite 5, New York, NY 10007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Xiangyao Liu, CEO, President, Secretary and Chairman of the Board (1)	91,240,000	52.97%
James Stuart Coleman, Executive Director(2)	4,130,000	2.40%
Zhanhuai Cheng, Executive Director	0	0%
Yanliang Wu, Executive Director	0	0%
Yu Zong, Executive Director	0	0%
Harvey Leibowitz, Independent Director	0	0%
Zhixue Liu, Independent Director	0	0%
Tongmin Wang, Independent Director	0	0%
Daniel W. Heffernan, Independent Director	0	0%
Romano Tio, Independent Director	0	0%
Zhihong Su, Independent Director	0	0%
Zhanhuai Cheng, Executive Director	0	0%
All directors and executive officers as a group (12 person)	95,370,000	55.37%
5% Shareholders:
Jasper Lake Holdings Limited (1)	91,240,000	52.97%
Crestlake Holdings Limited (3)	16,600,000	9.64%
Fortunate Drift Limited (4)	16,600,000	9.64%
Majestic Symbol Limited (5)	16,600,000	9.64%
Prolific Lion Limited (6)	14,575,348	8.46%

(1)	Mr. Liu has sole voting and dispositive power of shares beneficially owned by Jasper Lake Holdings Limited.

(2)	Mr. Coleman owns all of the membership interest of Best Future Investment LLC., which owns 4,130,000 shares of the Company’s common stock. Mr. Coleman may be deemed to be the beneficial owner of the shares of our common stock held by Best Future Investment LLC.

(3)	Yanling Hu has sole voting and dispositive power of shares beneficially owned by Crestlake Holdings Limited.

(4)	Linyu Chen has sole voting and dispositive power of shares beneficially owned by Fortunate Drift Limited.

(5)	Long Zhao has sole voting and dispositive power of shares beneficially owned by Majestic Symbol Limited.

(6)	Jianfeng Guo has sole voting and dispositive power of shares beneficially owned by Prolific Lion Limited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of certain transaction in the fiscal 2015, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described in Item 11 of this Report). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Loans from a related party

On December 19, 2015, the Company entered into certain share exchange agreements with Energetic Mind and all the shareholders of Energetic Mind whereby the Company acquired 100% issued and outstanding ordinary shares of Energetic Mind from these shareholders, including Xiangyao Liu, who was appointed as Company’s executive officer and Chairman of the Board upon completion of the transaction.  As part of the transaction, the Company agreed to issue to Jasper Lake Holdings Limited, an entity Mr. Liu has investing and dispositive power of, an 8% convertible promissory note in the principal amount of $150,000,000 (the “Note”).

Subsequently on December 31, 2015, the Company entered into certain stock purchase and business sale agreements with Kirin Global Enterprises, Inc., a California corporation and an entity controlled by a former officer and director of the Company whereby the Company sold its interest in certain subsidiaries for an aggregate of $75,000,002.00. Pursuant to the terms of the agreement for this transaction, Jasper agreed to finance Kirin Global $75,000,000 for a partial payment of transaction through reduction of the Note by $75,000,000. As a result of this transaction, the outstanding balance due to Jasper under the Note is $75,000,000.00 plus any accrued interest. The issuance of the the Note at the closing of the transaction has been determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

Director Independence

The Board has adopted a formal set of Director Independence Guidelines (the “Guidelines”) with respect to the determination of director independence, which either conform to or are more exacting than the independence requirements of the NYSE listing standards, and the full text of which will soon to be available on our website at www.yerr.com.cn, under Investor Relations.

NYSE Corporate Governance Standard Rule 303A.02 provides that:

(a)(i) No director qualifies as "independent" unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

(ii) In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company's board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

In addition, a director is not “independent” if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, 1 of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company's audit within that time.

(iv) The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company's present executive officers at the same time serves or served on that company's compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

In accordance with these Guidelines, a director or nominee for director must be determined to have no material relationship with the Company other than as a director. The Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Guidelines also prohibit Audit and Compensation Committee members from having any direct or indirect financial relationship with the Company, and restrict both commercial and not-for-profit relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm's length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

As of February 18, 2016, our Board is composed of six committees and eleven members, of which six directors are independent directors. The six independent directors are Harvey Leibowitz, Daniel W. Heffernan, Romano Tio, Zhihong Su, Tongmin Wang and Zhixue Liu. In addition, as indicated above in “Directors and Executive Officers”, each of our six board committee is composed entirely of independent directors, including the chairperson of the audit committee and compensation committees. We believe that having a majority of independent directors that make up our Board and committees exclusively of independent directors benefits the company, as well as our stockholders. Company also believes that director independence, formation of board committees and adoption of committee charters address any material weakness the Company has had in the past.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our articles of incorporation relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our articles of incorporation and our bylaws. You should read our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

Our authorized share capital consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. As of March 30, 2016, 172,269,446 shares of our common stock and no shares of our preferred stock were outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;
●	industry practice;
●	our financial condition and performance;

●	our future prospects;
●	our cash needs and capital investment plans;
●	our obligations to holders of any preferred stock we may issue;
●	income tax consequences; and
●	the restrictions Nevada and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Preferred Stock

At the direction of our Board of Directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our Board of Directors can determine the number of shares of each series of preferred stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Warrants

There are no outstanding warrants.

Transfer Agent and Registrar

The Transfer Agent for our common stock is VStock Transfer, LLC at 18 Lafayette Pl, Woodmere, NY 11598. Its telephone number is: (212) 828-8436

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTC Markets under the symbol “YERR”.  The OTC Markets is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTC Markets equity security generally is any equity that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTC Markets’ quotation service.  These bid prices represent prices quoted by broker-dealers on the OTC Markets quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Fiscal Year 2016
	High		Low

First Quarter (January 1 - March 31)		$6.15		$3.70
Second Quarter (April 1 - June 30)	$	N/A	$	N/A
Third Quarter (July 1 - September 30)	$	N/A	$	N/A
Fourth Quarter (October 1 - December 31)	$	N/A	$	N/A

	Fiscal Year 2015
	High	Low

First Quarter (January 1 - March 31)	$0.45	$0.07
Second Quarter (April 1 - June 30)	$1.90	$0.25
Third Quarter (July 1 - September 30)	$3.20	$1.12
Fourth Quarter (October 1 - December 31)	$8.40	$1.84

	Fiscal Year 2014
	High	Low

First Quarter (January 1 - March 31)	$0.11	$0.10
Second Quarter (April 1 - June 30)	$1.83	$0.10
Third Quarter (July 1 - September 30)	$0.52	$0.16
Fourth Quarter (October 1 - December 31)	$0.24	$0.06

Holders

As of March 30, 2016, there were 58 holders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our Board of Directors has complete discretion on whether to pay dividends. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

LEGAL MATTERS

The validity of the share of Common Stocks offered hereby will be passed upon for us by Szaferman Lakind Blumstein & Blader, P.C. The current address of Szaferman Lakind Blumstein & Blader, P.C. is 101 Grovers Mill Road, Second Floor, Lawrenceville, New Jersey 08648.

EXPERT

The consolidated financial statements for each of the years ended December 31, 2015 and 2014, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Dominic KF Chan & Co., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of Dominic KF Chan & Co. is Rooms 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong.

On December 14, 2015, Company dismissed its former independent registered public accounting firm, Marcum Bernstein & Pinchuk LLP. The decision to change the independent registered public accounting firm was recommended and approved by the Board of Directors of the Company. On December 15, 2015, the Board of Directors of the Company appointed Dominic KF Chan & Co. as its new independent registered public accounting firm to audit and review the Company’s financial statements for the fiscal years ended December 31, 2014 and 2015.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Placement Agent, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.yerr.com.cn. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

YANGTZE RIVER DEVELOPMENT LIMITED

(FORMERLY KIRIN INTERNATIONAL HOLDING, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 AND 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Yangtze River Development Limited

We have audited the accompanying consolidated balance sheets of Yangtze River Development Limited (the “Company”) (formerly known as Kirin International Holding, Inc.) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, changes in owners’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yangtze River Development Limited as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dominic K.F. Chan & Co.
Dominic K.F. Chan & Co.
Certified Public Accountants
Hong Kong, March 30, 2016

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

Consolidated Balance Sheets

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$512,569	$56,366
Other assets and receivables	6,259,865	2,937,545
Real estate property completed	31,566,156	33,025,319
Real estate properties and land lots under development	364,876,105	384,610,172
Property and equipment, net	157,499	237,475
Deferred tax assets	3,614,419	2,420,449
Total Assets	$406,986,613	$423,287,326

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$5,526,610	$5,837,471
Due to related parties	32,045,112	322,388,060
Other taxes payable	13,350	28,203
Other payables and accrued liabilities	560,830	264,558
Real estate property refund and compensation payable	25,274,753	25,158,858
Convertible note	75,000,000	-
Loans payable	44,502,981	47,185,161
Total liabilities	$182,923,636	$400,862,311

Equity
Preferred stock at $0.0001 par value; 100,000,000 shares authorized; none issued or outstanding	$-	$-
Common stock at $0.0001 par value; 500,000,000 shares authorized; 172,254,446 and 151,000,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	17,225	15,100
Additional paid-in capital	242,622,947	27,955,331
Accumulated losses	(16,263,010)	(9,881,148)
Accumulated other comprehensive (loss) income	(2,314,185)	4,335,732
Total Equity	$224,062,977	$22,425,015
Total Liabilities and Equity	$406,986,613	$423,287,326

See notes to the consolidated financial statements

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

consolidated Statements of OPERATIONS and Comprehensive LOSS

	For the Years Ended December 31,
	2015	2014

Revenue	$-	$3,458,295
Cost of revenue	-	3,693,783
Gross loss	-	(235,488)

Operating expenses
Selling expenses	11,577	87,866
General and administrative expenses	4,547,646	2,090,499
Total operating expenses	4,559,223	2,178,365

Loss from operations	(4,559,223)	(2,413,853)

Other expenses
Other income	868	-
Other expenses	(3,231)	-
Interest income	55	10,996
Interest expenses	(3,199,031)	(3,256,660)
Total other expenses	(3,201,339)	(3,245,664)

Loss before income taxes	(7,760,562)	(5,659,517)
Income taxes benefit	1,378,700	1,402,421
Net loss	$(6,381,862)	$(4,257,096)

Other comprehensive loss
Foreign currency translation adjustments	(6,649,917)	(147,341)
Comprehensive loss	$(13,031,779)	$(4,404,437)

Loss per share - basic and diluted	$(0.04)	$(0.03)

Weighted average shares outstanding - basic and diluted	151,682,554	151,000,000

See notes to the consolidated financial statements

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

consolidated Statements of CHANGES IN Equity

	Common stock
	Number of shares	Amount	Additional paid-in capital	Accumulated losses	Accumulated other comprehensive (loss) income	Total

Balance as of January 1, 2014	151,000,000	$15,100	$27,955,331	$(5,624,052)	$4,483,073	$26,829,452
Net loss	-	-	-	(4,257,096)	-	(4,257,096)
Foreign currency translation adjustment	-	-	-	-	(147,341)	(147,341)
Balance as of December 31, 2014	151,000,000	$15,100	$27,955,331	$(9,881,148)	$4,335,732	$22,425,015

Forgiveness of loan from Wuhan Renhe	-	-	285,413,074	-	-	285,413,074
Effect of share exchange	20,596,546	2,060	(86,182,521)	-	-	(86,180,461)
Restricted shares issued for services	657,900	65	3,749,965	-	-	3,750,030
Extinguishment of debt with a former officer	-	-	11,687,098	-	-	11,687,098
Net loss	-	-	-	(6,381,862)	-	(6,381,862)
Foreign currency translation adjustment	-	-	-	-	(6,649,917)	(6,649,917)
Balance as of December 31, 2015	172,254,446	$17,225	$242,622,947	$(16,263,010)	$(2,314,185)	$224,062,977

 See notes to the consolidated financial statements

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(6,381,862)	$(4,257,096)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property, and equipment	79,064	80,133
Loss on disposal of property, and equipment	3,082	-
Deferred tax benefit	(1,378,700)	(1,402,421)
Share-based compensation expense	1,808,867	-
Changes in operating assets and liabilities:
Prepayments	-	884,391
Other assets and receivables	(1,534,700)	(57,758)
Real estate property completed	(312,163)	(276,595)
Real estate properties and land lots under development	(778,977)	(6,412,919)
Accounts payable	-	4,486,912
Other taxes payable	(13,914)	28,204
Other payables and accrued liabilities	2,257,051	72,260
Real estate property refund and compensation payables	1,517,110	1,577,864
Net Cash Used In Operating Activities	(4,735,142)	(5,277,025)

Cash Flows from Investing Activities:
Purchase of property and equipment	(11,733)	(70,908)
Proceeds from disposal of property and equipment	130	-
Effect of share exchange	505,782	-
Net Cash Provided By (Used In) Investing Activities	494,179	(70,908)

Cash Flows from Financing Activities:
Proceeds from financial institution loans	-	47,187,464
Repayment of financial institution loans	(176,599)	(488,146)
Advances from related parties	4,874,761	4,834,513
Repayment to related parties	-	(47,187,464)
Net Cash Provided By Financing Activities	4,698,162	4,346,367

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(996)	(5,801)

Net Increase (Decrease) In Cash and Cash Equivalents	456,203	(1,007,367)
Cash and Cash Equivalents at Beginning of Year	56,366	1,063,733
Cash and Cash Equivalents at End of Year	$512,569	$56,366

Supplemental Cash Flow Information:
Cash paid for interest expense	$3,001,771	$3,256,660
Cash paid for income tax	$-	$-

Supplemental Disclosure of Non-Cash Transactions:
Forgiveness of loans from an owner	$285,413,074	$-
Issuance of convertible note	$150,000,000	$-
Reduction of convertible note	$75,000,000	$-

See notes to the consolidated financial statements

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2015 and 2014

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The consolidated financial statements include the financial statements of Yangtze River Development Limited (the “Company” or “Yangtze River”) and its subsidiaries, Energetic Mind Limited (“Energetic Mind”), Ricofeliz Capital (HK) Limited (“Ricofeliz Capital”), and Wuhan Yangtze River Newport Logistics Co., Ltd. (“Wuhan Newport”).

The Company, formerly named as Kirin International Holding, Inc., and Ciglarette, Inc., was incorporated in the State of Nevada on December 23, 2009. The Company was a development stage company and has not generated significant revenue since inception to March 1, 2011.

On March 1, 2011, the Company entered into a share exchange agreement that Kirin China Holding Limited (“Kirin China”) became the Company’s wholly-owned subsidiary. Kirin China engaged in the development and sales of residential and commercial real estate properties, and development of land lots in People’s Republic of China (“China”, or the “PRC”).

On December 19, 2015, the Company completed a share exchange (the “Share Exchange”) with Energetic Mind and all the shareholders of Energetic Mind, whereby Yangtze River acquired 100% of the issued and outstanding capital stock of Energetic Mind, in exchange for 151,000,000 shares of Yangtze River’s common stock, which constituted approximately 88% of its issued and outstanding shares on a fully-diluted basis of Yangtze River immediately after the consummation of the Share Exchange, and an 8% convertible note (the “Note”) in the principal amount of $150,000,000. As a result of the Share Exchange, Energetic Mind became Yangtze River’s wholly-owned subsidiary and Jasper Lake Holdings Limited (“Jasper”), the former shareholder of Energetic Mind, became Yangtze River’s controlling stockholder. The Share Exchange transaction with Energetic Mind was treated as an acquisition, with Energetic Mind as the accounting acquirer and Yangtze River as the acquired party. The financial statements before the date of the Share Exchange are those of Energetic Mind with the results of the Company being consolidated from the date of the Share Exchange.

Energetic Mind owns 100% of Ricofeliz Capital and operates its business through its subsidiary Wuhan Newport.

Wuhan Newport was a wholly owned subsidiary of Wuhan Renhe Group Co., Ltd. (the “Wuhan Renhe”), a company incorporated in the PRC as at September 23, 2002. On July 13, 2015, Wuhan Renhe transferred all of the equity interests of the Company to Ricofeliz Capital, a company incorporated in Hong Kong on March 25, 2015. Ricofeliz Capital was incorporated by Energetic Mind, a company incorporated in British Virgin Islands (“BVI”). Energetic Mind was incorporated by Mr. Liu Xiangyao on January 2, 2015, and was subsequently purchased by various companies incorporated in BVI or the United States of America (“USA”), among whom Jasper became its 64% owner. Jasper was 100% owned by Mr. Liu Xiangyao, a Hong Kong citizen.

The major assets of Wuhan Newport include land lots for developing commercial buildings that are in line with the principal activities of Kirin China.

On December 31, 2015, the Company entered into certain stock purchase and business sale agreements (the “Agreements”) with Kirin Global Enterprises, Inc. (the “Purchaser”), a California corporation and an entity controlled by a former officer and director of the Company whereby the Company sold its interest in certain subsidiaries (see note 11) for an aggregate of $75,000,002. (the “Sale”).

Pursuant to the terms of the Agreements, Jasper agreed to finance the Sale by reducing Company’s financial obligations of the Note by an aggregate of $75,000,000. In addition, the Purchaser agreed to pay the remaining two dollar in cash.

Upon completion of the Sale, the Company operates its business solely through its subsidiary Wuhan Newport, primarily engaging in the business as a port logistic center located in the middle reaches of the Yangtze River in the PRC.

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2015 and 2014

2. Summary of Significant Accounting Policies

2.1 Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The consolidated financial statements include the financial statements of all the subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

The consolidated balance sheets are presented unclassified because the time required to complete real estate projects and the Company’s working capital considerations usually stretch for more than one-year period.

2.2 Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the consolidated financial statements include: (i) the allowance for doubtful debts; (ii) accrual of estimated liabilities; and (iii) contingencies; (iv) deferred tax assets; (v) impairment of long-lived assets; (vi) useful lives of property plant and equipment; and (vii) real estate property refunds and compensation payables.

2.3 Cash and cash equivalents

Cash and cash equivalents consist of cash and bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use the Company maintains accounts at banks and has not experienced any losses from such concentrations.

2.4 Property and equipment

The property and equipment are stated at cost less accumulated depreciation. The depreciation is computed on a straight-line method over the estimated useful lives of the assets with 5% salvage value. Estimated useful lives of property and equipment are stated in Note 7.

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

2.5 Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, "Impairment or Disposal of Long-Lived Assets"(ASC 360- 10) issued by the Financial Accounting Standards Board ("FASB"). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the years ended December 31, 2015 and 2014.

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

2.6 Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1    inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2    inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3    inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2015 and 2014, financial instruments of the Company primarily comprise of cash, accrued interest receivables, other receivables, short-term bank loans, deposits payables and accrued expenses, which were carried at cost on the balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

2.7 Convertible notes

In accordance with ASC subtopic 470-20, the convertible notes are initially carried at the principal amount of the convertible notes. Debt premium or discounts, which are the differences between the carrying value and the principal amount of convertible notes at the issuance date, together with related debts issuance cost, are subsequently amortized using effective interest method as adjustments to interest expense from the debt issuance date to its first redemption date. Convertible notes are classified as a current liability if they are or will be callable by the Company or puttable by the debt holders within one year from the balance sheet date, even though liquidation may not be expected within that period.

2.8 Foreign currency translation and transactions

The Company’s consolidated financial statements are presented in the U.S. dollar (US$), which is the Company’s reporting currency. Yangtze River, Energetic Mind, and Ricofeliz Capital uses US$ as its functional currency. Wuhan Newport uses Renminbi Yuan(“RMB”) as its functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US$ using the rate of exchange prevailing at the applicable balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period.  Adjustments resulting from the translation are recorded in owners’ equity as part of accumulated other comprehensive income.

	December 31,
	2015	2014
Balance sheet items, except for equity accounts	6.4917	6.1460

	For the Years Ended December 31,
	2015	2014
Items in the statements of operations and comprehensive income, and statements of cash flows	6.2288	6.1457

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

2.9 Revenue recognition

The Company recognizes revenue from steel trading when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured.

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales.

Revenue from the sales of completed properties and properties where the construction period is twelve months or less is recognized by the full accrual method when (a) sale is consummated; (b) the buyer’s initial and continuing involvements are adequate to demonstrate a commitment to pay for the property; (c) the receivable is not subject to future subordination; (d) the Company has transferred to the buyer the usual risks and rewards of ownership in a transaction that is in substance a sale and does not have a substantial continuing involvement with the property. A sale is not considered consummated until (a) the parties are bound by the terms of a contract or agreement, (b) all consideration has been exchanged, (c) any permanent financing for which the seller is responsible has been arranged, (d) all conditions precedent to closing have been performed. Fair value of buyer’s payments to be received in future periods pursuant to sales contract is classified under accounts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (a)construction is beyond a preliminary stage; (b) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (c) sufficient units have already been sold to assure that the entire property will not revert to rental property; (d) sales prices are collectible and (e) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

The Company has not generated any revenue from the sales of real estate property for the years ended December 31, 2015 and 2014.

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

2.10 Real estate capitalization and cost allocation

Real estate property completed and real estate properties and land lots under development consist of commercial units under construction and units completed. Properties under development or completed are stated at cost or estimated net realizable value, whichever is lower. Cost capitalization of development and redevelopment activities begins during the predevelopment period, which we define as the activities that are necessary to begin the development of the property. We cease capitalization upon substantial completion of the project, but no later than one year from cessation of major construction activity. We also cease capitalization when activities necessary to prepare the property for its intended use have been suspended. Costs include costs of land use rights, direct development costs, interest on indebtedness, construction overhead and indirect project costs. The Company acquires land use rights with lease terms of 40 years through government sale transaction. Land use rights are divided and transferred to customers after the Company delivers properties. The Company capitalizes payments for obtaining the land use rights, and allocates to specific units within a project based on units’ gross floor area. Costs of land use rights for the purpose of property development are not amortized. Other costs are allocated to units within a project based on the ratio of the sales value of units to the estimated total sales value.

2.11 Capitalization of interest

In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under development. For the years ended December 31, 2015 and 2014, nil and nil were capitalized as properties under development, respectively.

2.12 Advertising expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35, Advertising Costs. For the years ended December 31, 2015 and 2014, the Company recorded advertising expenses of $7,724 and $47,187, respectively.

2.13 Share-based compensation

The Company grants restricted shares to its non-employee consultants. Awards granted to non-employees are measured at fair value at the earlier of the commitment date or the date the services are completed, and are recognized using graded vesting method over the period the service is provided.

2.14 Income taxes

Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Company adopts a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of December 31, 2015 and 2014, the Company did not have any uncertain tax position.

2.15 Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowing costs and all property development expenditures. LAT is prepaid at 1% to 2% of the pre-sales proceeds each year as required by the local tax authorities, and is settled generally after the construction of the real estate project is completed and majority of the units are sold. The Company provides LAT as expensed when the related revenue is recognized based on estimate of the full amount of applicable LAT for the real estate projects in accordance with the requirements set forth in the relevant PRC laws and regulations. LAT would be included in income tax expense in the statements of operations and comprehensive income (loss).

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

2.16 Earnings (loss) per share

Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed using the weighted average number of common shares and potential common shares outstanding during the period for convertible notes under if-convertible method, if dilutive. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

2.17 Comprehensive loss

Comprehensive loss includes net income (loss) and foreign currency adjustments. Comprehensive loss is reported in the consolidated statements of operations and comprehensive loss. Accumulated other comprehensive loss, as presented on the consolidated balance sheets are the cumulative foreign currency translation adjustments.

2.18 Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

2.19 Recently issued accounting pronouncements

The Company does not believe other recently issued but not yet effective accounting standards from ASU 2016-01, if currently adopted, would have a material effect of the consolidated financial position, results of operation and cash flows.

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

3. Risks

(a) Liquidity risk

The Company is exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures.

(b) Foreign currency risk

A majority of the Company’s operating activities and a significant portion of the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers' invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

(c) Concentration risk

For the year ended December 31, 2014, two customers accounted for all of sales. There were no sales for the year December 31, 2015.

	Years Ended December 31,
	2015	2014

Customer A	-	20%
Customer B	-	80%
	-	100%

For the year ended December 31, 2014, products purchased from two suppliers accounted for all of product purchases. There were no sales for the year December 31, 2015.

	Years Ended December 31,
	2015	2014

Supplier A	-	19%
Supplier B	-	81%
	-	100%

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

4. OTHER assets and receivables

Other assets and receivables as of December 31, 2015 and 2014 consisted of:

	December 31,
	2015	2014

Deposits	$847	$3,611
Working capital borrowed by contractors	-	12,431
Individual income tax receivable	-	361
Staff allowance	-	72,346
Prepaid consulting and legal fees	1,941,163	-
Underwriting commission deposit	1,606,000	-
Excessive business tax and related urban construction and education surcharge	1,726,408	1,814,991
Excessive land appreciation tax	985,447	1,033,805
	$6,259,865	$2,937,545

Business tax and LAT are payable each year at 5% and 1% - 2% respectively of customer deposits received. The Company recognizes sales related business tax and LAT in the income statement to the extent that they are proportionate to the revenue recognized each period. Any excessive amounts of business and LAT liabilities recognized at period-end pursuant to tax laws and regulations over the amounts recognized in the income statement are capitalized in prepayments and will be expensed in subsequent periods.

5. REAL ESTATE PROPERTY COMPLETED

The account balance and components of the real estate property completed were as follow:

	December 31,
	2015	2014
Properties completed
Wuhan Centre China Grand Steel Market
Costs of land use rights	$7,716,994	$8,151,059
Other development costs	23,849,162	24,874,260
	$31,566,156	$33,025,319

6. REAL ESTATE PROPERTIES AND LAND LOTS UNDER DEVELOPMENT

The components of real estate properties and land lots under development were as follows:

	December 31,
	2015	2014
Properties under development
Wuhan Centre China Grand Steel Market
Costs of land use rights	$9,306,948	$9,830,445
Other development costs	38,982,735	40,385,963
Land lots undeveloped	316,586,422	334,393,764
	$364,876,105	$384,610,172

As of December 31, 2015, the sole developing project is called Wuhan Centre China Grand Steel Market (Phase 1) Commercial Building in Wuhan Yangluo Economic Development Zone with approximately 222,496.6 square meters of total construction area. The Company has obtained certificates representing titles of the land use rights used for the development of the project.

Land use right with net book value of $181,287,079, including in real estate held for development and land lots undeveloped were pledged as collateral for the financial institution loan as at December 31, 2015. (See Note 10).

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

7. Property and Equipment

The Company’s property and equipment used to conduct day-to-day business are recorded at cost less accumulated depreciation. Depreciation expenses are calculated using straight-line method over the estimated useful life with 5% of estimated salvage value below:

	Useful life	December 31,
	Years	2015	2014

Fixture, furniture and office equipment	5	$63,474	$56,710
Vehicles	5	528,424	605,642
Less: accumulated depreciation		(434,399)	(424,877)
Property and equipment, net		$157,499	$237,475

Depreciation expense totaled $76,419 and $80,133 for the years ended December 31, 2015 and 2014, respectively.

8. OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities as of December 31, 2015 and 2014 consisted of:

	December 31,
	2015	2014

Salaries payable	$182,716	$75,301
Business tax and related urban construction and education surcharge	12,947	121
Deposits from contractors	167,907	177,351
Interests payable in connection with convertible note	197,260	-
Others	-	11,785
	$560,830	$264,558

9. REAL ESTATE PROPERTY REFUND AND COMPENSATION PAYABLe

During the years 2012 and 2011, the Company signed 443 binding agreements of sales of commercial offices of the project with floor area of 22,790 square meters to unrelated purchasers (the transactions or the real estate sales transactions). The Company received deposits and considerations from the purchasers as required by the agreements. The construction commenced in the 2010, which was originally expected to be delivered to customers in late of 2012. No revenue was recognized from the sales of the commercial offices due to the reason stated below.

Owing to commercial reasons, the Company decided to terminate the agreements made for the sale of the real estate properties in relation to the project of Wuhan Centre China Grand Market. According to the agreements of sales, the Company is obliged to compensate the purchaser at a rate equal to 6% per annum or 0.05% per day on the deposits paid. In the years ended December 31, 2015 and 2014, the Company incurred $1,528,126 and $1,547,428 compensation expenses which were included in general and administrative expenses.

As at December 31, 2015, 375 out of 443 agreements were cancelled, and no completed office (or real estate certificate) has been delivered to the purchaser. The Company is still in the progress of negotiating with the purchasers for the cancellation of the remaining agreements. The directors of the Company are of the opinion that almost all of the purchasers shall accept the cancellation. If, finally the purchaser insisted on the execution of the agreement, the Company will accept.

Real estate property refund and compensation payable represent the amount of customer deposits received and the compensation calculated in accordance with the provisions in the sales agreements. The payable consists of the followings:

	December 31,
	2015	2014

Property sales deposits	$20,152,652	$21,297,363
Compensation	5,122,101	3,861,495
	$25,274,753	$25,158,858

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

10. Loans payable

	Weighted-average		December 31
Bank name	interest rate	Term	2015	2014
China Construction Bank	6.33%	From May 30, 2014 to May 29, 2020	44,502,981	47,185,161

Interest expenses incurred on loans payable for the years ended December 31, 2015 and 2014 was $3,001,771 and $3,256,660, respectively.

Land use right with net book value of $181,287,079, including in real estate held for development and land lots under development were pledged as collateral for the loan as at December 31, 2015.

The aggregate maturities of loans payable of each of years subsequent to December 31, 2015 are as follows:

2016	$154,043
2017	10,783,000
2018	10,783,000
2019	12,323,428
2020	10,459,510
$44,502,981

11. DISPOSAL OF SUBSIDIARIES

On December 31, 2015, the Company sold all of its interests in i) Brookhollow Lake, LLC, ii) Newport Property Holding, LLC, iii) wholly-owned subsidiary Kirin China, iv) wholly-owned subsidiary Kirin Hopkins Real Estate Group, v) wholly-owned subsidiary Archway Development Group LLC, vi) wholly-owned subsidiary Specturm International Enterprise, LLC and vii) wholly-owned subsidiary HHC-6055 Centre Drive LLC (collectively referred to as the “Kirin Subsidiaries”). The sale of Kirin China also effectively terminated Company’s contractual relationship with Hebei Zhongding Real Estate Development Co. Ltd and Xingtai Zhongding Jiye Real Estate Development Co., Ltd, both of which are companies formed under the laws of the People’s Republic of China and were deemed Company’s variable interest entities prior to the Sale.

The Company sold its interests in Kirin Subsidiaries for an aggregate of $75,000,002 for the Sale. The carrying amount of the net assets of Kirin Subsidiaries was $63,312,904 as of disposal date and the Company recognized the differences of $11,687,098 to shareholders' equity as a capital transaction.

12. CONVERTIBLE NOTE

On December 19, 2015, the Company issued an 8% convertible note in the principal amount of $150,000,000 to Jasper, a related party, in the Share Exchange (see note 1). The holder of the Note may convert all or any portion of the then aggregate outstanding principal amount, together with any accrued and unpaid interest, into shares of Company’s common stock at $10.00 per share.

On December 31, 2015, pursuant to the terms and conditions of the Agreements, Jasper, financed the Purchaser for the Sale by reducing Company’s financial obligations under the Note by an aggregate of $75,000,000 (see note 1). As a result of the Sale, the outstanding balance due to Jasper under the Note was $75,000,000 plus any accrued interest.

There was no beneficial conversion feature attributable to the Note as the set conversion price of the Note was greater than the fair value of the common share price at the date of issuance. The Company has accounted for the Note in accordance with ASC 470-20, as a single instrument as a non-current liability. The Note is initially carried at the gross cash received at the issuance date.

The interest expense for the convertible note included in the consolidated statements of operations is $197,260 and nil for the years ended December 31, 2015 and 2014. Note issuance costs are immaterial.

13. Employee Retirement Benefit

The Company has made employee benefit contribution in accordance with Chinese relevant regulations, including retirement insurance, unemployment insurance, medical insurance, work injury insurance and birth insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $64,005 and $17,507 for the years ended December 31, 2015 and 2014, respectively.

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

14. INCOME TAXES

The Company was incorporated in the state of Nevada. Under the current law of Nevada, the Company is not subject to state corporate income tax. No provision for federal corporate income tax has been made in the financial statements as there are no assessable profits.

Energetic Mind was incorporated in the British Virgin Islands (“BVI”). Under the current law of the BVI, Energetic Mind is not subject to tax on income.

Ricofeliz Capital was incorporated in Hong Kong. No provision for Hong Kong profits tax has been made in the financial statements as there are no assessable profits.

Wuhan Newport was incorporated in the PRC, was governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%.

Income tax expenses for the years ended December 31, 2015 and 2014 are summarized as follows:

	Years Ended December 31,
	2015	2014

Current	$-	$-
Deferred tax benefit	1,378,700	1,402,421
	$1,378,700	$1,402,421

A reconciliation of the income tax benefit (expenses) determined at the PRC EIT income tax rate to the Company’s effective income tax benefit is as follows:

	Years Ended December 31,
	2015	2014

EIT at the PRC statutory rate of 25%	$1,940,140	$1,414,879
Permanent items	-	(12,458)
Valuation allowance	(561,440)	-
	$1,378,700	$1,402,421

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the years ended December 31, 2015 and 2014, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements at each year-end and tax loss carry forwards. The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities as of December 31, 2015 and 2014 are presented below.

	December 31,
	2015	2014
Deferred tax assets
Operating loss carry forward	$303,237	$229,288
Excess of interest expenses	1,398,582	648,140
Accrued expenses	1,912,600	1,543,021
	$3,614,419	$2,420,449

The Company had net operating losses carry forward of $1,212,948 as of December 31, 2015 which will expire on various dates between December 31, 2018 and 2019.

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

15. loss per share

	Years Ended December 31,
	2015	2014
Numerator:
Net loss for basic and diluted loss per share	$(6,381,862)	$(4,257,096)

Denominator:
Weighted average number of common shares outstanding-basic and diluted	151,682,554	151,000,000

Basic and diluted loss per share	$(0.04)	$(0.03)

246,900 common shares resulting from the assumed conversions of 8% Convertible Note (note 12) were excluded from the calculation of diluted loss per share for the year ended December 31, 2015 as their effect is anti-dilutive.

16. Related Party Transactions

16.1 Nature of relationships with related parties

Name	Relationships with the Company
Wuhan Renhe Group Co., Ltd (“Wuhan Renhe”)	Former shareholder (Mr Wang Geng) of Wuhan Newport
Wuhan Renhe Real Estate Co., Ltd. (“Renhe RE”)	Mr Wang Geng, the director of the Company, holds 100% of Renhe RE
Mr Zhao Weibin	Officer
Mr Liu Xiangyao	Director

16.2 Related party balances and transactions

Amount due to Wuhan Renhe were $28,822,089 and $322,388,060 as at December 31, 2015 and 2014, respectively. The amount is unsecured, interest free and does not have a fixed repayment date.

On June 30, 2015, Wuhan Renhe forgave a total amount of $285,413,074 with the Company. The Company has credited the amount of $285,413,074 to additional paid-in capital in equity.

A summary of changes in the amount due to Wuhan Renhe is as follows:

	December 31,
	2015	2014

At beginning of year	$322,388,060	$366,755,923
Advances from the related party	28,463,394	4,834,513
Repayment to the related party	-	(47,187,464)
Forgiveness of loan	(285,413,074)	-
Exchange difference adjustment	(36,616,291)	(2,014,912)
At end of year	$28,822,089	$322,388,060

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Amount due to Renhe RE were $667,776 and nil as at December 31, 2015 and 2014, respectively. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Renhe RE is as follows:

	December 31,
	2015	2014

At beginning of year	$-	$-
Advances from the related party	667,776	-
At end of year	$667,776	$-

Amount due to Mr Zhao Weibin were $ 126,516 and nil as at December 31, 2015 and 2014, respectively. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Mr Zhao Weibin is as follows:

	December 31,
	2015	2014

At beginning of year	$-	$-
Advances from the officer	126,516	-
At end of year	$126,516	$-

Amount due to Mr Liu Xiangyao were $2,428,731 and nil as at December 31, 2015 and 2014, respectively. The amount is unsecured, interest free and does not have a fixed repayment date.

A summary of changes in the amount due to Mr Liu Xiangyao is as follows:

	December 31,
	2015	2014

At beginning of year	$-	$-
Advances from the director	2,428,731	-
At end of year	$2,428,731	$-

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

17. SHARE-BASED COMPENSATION EXPENSES

On December 27, 2015, the Company granted 317,345 and 340,555 shares of the Company’s restricted common stock to a number of consultants, in exchange for its legal and professional services to the Company for the years ended December 31, 2015 and 2016, respectively. These shares were valued at $5.7 per share, the closing bid price of the Company’s common stock on the date of grant. Total compensation expense recognized in the general and administrative expenses of the consolidated statement of operations for the year ended December 31, 2015 was $1,808,867. Total compensation expense of approximately $1,941,163 will be recognized in 2016. The shares attributable to fiscal 2015 and 2016 were issued on December 30, 2015.

18. Concentration of Credit Risks

As of December 31, 2015 and 2014, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in China and the US, which management believes are of high credit quality.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

No customer accounted for more than 10% of total accounts receivable as of December 31, 2015 and 2014.

19. Commitments and Contingencies

Operating lease commitments

For the years ended December 31, 2015 and 2014, rental expenses under operating leases were $6,000 and nil, respectively.

The future obligations for operating leases as of December 31, 2015 are as follows:

2016	$72,000
2017	18,000
Total minimum payment required	$90,000

Legal proceeding

The Company is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Company did not identify any contingency as of December 31, 2015.

Yangtze River Development Limited

(FORMERLY Kirin International Holding, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

20. Subsequent Event

The management evaluated all events subsequent to the balance sheet date through the date the consolidated financial statements were available to be issued. Except for the followings, there are no significant matters to make material adjustments or disclosure in the consolidated financial statements.

On January 13, 2016, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of the State of Nevada, changing its name from “Kirin International Holding, Inc.” to “Yangtze River Development Limited”.

Effective January 22, 2016, upon approval by FINRA, Yangtze River Development Limited, or formerly Kirin International Holding, Inc., changed its stock symbol from “KIRI” to “YERR”.

On January 25, the board of directors (the “Board”) of the Company formed and adopted charters for six standing committees: Audit Committee, Compensation Committee, Nomination Committee, Governance and Human Resources Committee, Board Oversight Committee, Social Media Committee (collectively the “Committees”). Each Committee consists of only independent directors of the Company. The Board also adopted charter for the Regulatory, Compliance and Government Affairs Committee, for which the charter will be implemented once the committee is formed. The Company believes that the adoption of these charters and formation of these Committees are necessary for the implementation of effective internal control and oversight and a significant step towards remediating any material weakness the Company currently has. Members of the Committees are as set forth below

●	Audit Committee: Harvey Leibowitz (Chair), Zhihong Su, Daniel W. Heffernan, Romano Tio, Tongmin Wang

●	Compensation Committee: Harvey Leibowitz (Chair), Zhihong Su, Zhixue Liu, Romano Tio, Daniel W. Heffernan

●	Nomination Committee: Daniel W. Heffernan (Chair), Harvey Leibowitz, Zhixue Liu, Romano Tio, Zhihong Su

●	Governance and Human Resources Committee: Zhihong Su (Chair), Harvey Leibowitz, Romano Tio, Daniel W. Heffernan, Tongmin Wang

●	Board Oversight Committee: Daniel W. Heffernan (Chair), Zhixue Liu, Harvey Leibowitz, Romano Tio, Zhihong Su

●	Social Media Committee: Romano Tio (Chair), Harvey Leibowitz, Zhihong Su, Daniel W. Heffernan, Tongmin Wang

The Company believes that all members of each of the audit and compensation committees are independent and that Mr. Harvey Leibowitz qualifies as an “audit committee financial expert,” as that term is defined in applicable regulations of the SEC.

The Audit Committee is responsible for making such examinations as are necessary to monitor the corporate financial reporting and external audits of the Company and its subsidiaries; to provide to the Board the results of its examinations and recommendations derived there from; to outline to the Board improvements made, or to be made, in internal accounting controls; to nominate independent auditor; and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters requiring Board attention.

The Company believes that the adoption of these charters and formation of these Committees, specifically that of the Audit Committee, are necessary for the implementation of effective internal control.

21. RESTRICTED NET ASSETS

PRC laws and regulations permit payments of dividends by the Company’s subsidiary incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company’s subsidiary incorporated in the PRC are required to annually appropriate 10% of their net income to the statutory reserve prior to payment of any dividends, unless such reserve have reached 50% of their respective registered capital. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each subsidiary. As a result of the restrictions described above and elsewhere under PRC laws and regulations, the Company’s subsidiary incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company in the form of dividends or advances from PRC subsidiary. Such restriction amounted to $297,052,074 as of December 31, 2015. Except for the above, there is no other restriction on the use of proceeds generated by the Company’s subsidiary to satisfy any obligations of the Company.

PART II— INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$6,243.40
NYSE Listing Fee*	[_]
FINRA*	[_]
Legal Fees and Expenses*	[_]
Accounting Fees and Expenses*	[_]
Printing and Engraving Expenses*	[_]
Miscellaneous Expenses*	[_]
Total Expenses	$6,243.40

* To be filed by amendment

In addition to the placement expense, we will pay our Placement Agent an aggregate placement commission equal to up $412,500 (5.5% of the aggregate offering), depending on whether and to the extent the over-subscription option is exercised.

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the Company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

Item 15. Recent Sales of Unregistered Securities.

On December 19, 2015, upon completion of the Second Share Exchange describe above in “Description of Business”, the Company issued to (i) the acquiree shareholders an aggregate of one hundred fifty-one million (151,000,000) shares of Company’s common stock, and a certain acquiree shareholder an additional 8% convertible promissory note (the “Note”) in the principal amount of one hundred fifty million dollars ($150,000,000). The Note may be converted all or any portion of the then aggregate outstanding principal amount, together with any accrued and unpaid interest, into shares of Company’s common stock at $10.00 per share. The principal amount of the Note was subsequently reduced to $75,000,000 as a result of the Subsidiaries Sale consummated on December 31, 2015, as described above in “Description of Business”. The issuance of the shares and the Note at the closing of the underlying transactions has been determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

On December 28, 2015, Company issued an aggregate of 657,900 shares of common stock to nine individuals and three entities for services rendered. The issuance of the shares has been determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

On January 25, 2016, Company issued an aggregate of 15,000 shares of common stock to one individual for services rendered. The issuance of the shares has been determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 16. Exhibits.

Exhibit Number	Description

1.1*	Form of Placement Agent Agreement
2.1	Share Exchange Agreement, dated December 19, 2015, by and between the Company and Crestlake Holdings Limited (incorporated by reference to Exhibit 2.1 filed on Current Report to Form 8-K with the SEC on December 21, 2015)
2.2	Share Exchange Agreement, dated December 19, 2015, by and between the Company and Start Well International Limited (incorporated by reference to Exhibit 2.2 filed on Current Report to Form 8-K with the SEC on December 21, 2015)
2.3	Share Exchange Agreement, dated December 19, 2015, by and between the Company and Majestic Symbol Limited (incorporated by reference to the Exhibit 2.3 filed on Current Report to Form 8-K with the SEC on December 21, 2015)
2.4	Share Exchange Agreement, dated December 19, 2015, by and between the Company and Best Future Investment LLC (incorporated by reference to the Exhibit 2.4 filed on Current Report to Form 8-K with the SEC on December 21, 2015)
2.5	Share Exchange Agreement, dated December 19, 2015, by and between the Company and Fortunate Drift Limited (incorporated by reference to the Exhibit 2.5 filed on Current Report to Form 8-K with the SEC on December 21, 2015)
2.6	Share Exchange Agreement, dated December 19, 2015, by and between the Company and Jasper Lake Holdings Limited (incorporated by reference to Exhibit 2.6 filed on Current Report to Form 8-K with the SEC on December 21, 2015)
3.1	(a) Original Articles of Incorporation dated December 23, 2009
(b) Certificate of Correction dated April 21, 2010
(c) Certificate of Amendment dated March 10, 2011
(d) Certificate of Correction dated March 14, 2011
(e) Certificate of Amendment dated January 13, 2016
3.2	Bylaws (Incorporated by reference to Exhibit 3.2 filed on Company’s Registration Statement on Form S-1 filed with the SEC on April 28, 2010)
4.1	8% Convertible Promissory Note issued to Jasper Lake Holdings Limited (incorporated by reference to Exhibit 4.1 filed on Current Report to Form 8-K with the SEC on December 21, 2015)
4.2	Amended 8% Convertible Promissory Note issued to Jasper Lake Holdings Limited in the amount of $75,000,000 upon completion of the Subsidiaries Sale (Incorporated by reference to Exhibit 4.2 filed on Annual Report on Form 10-K filed with the SEC on February 2, 2016)
4.3	Specimen Common Stock Certificate

5.1*	Opinion of Szaferman Lakind Blumstein & Blader, P.C., counsel of Yangtze River Development Limited, as to the validity of the common stock
10.1	Stock Purchase and Business Sale Agreement, dated December 31, 2015, by and between the Company and Kirin Global Enterprises, Inc. for the sale of Brookhollow Lake, LLC (incorporated by reference to Exhibit 10.1 filed on Current Report to Form 8-K with the SEC on January 7, 2016)
10.2	Stock Purchase and Business Sale Agreement, dated December 31, 2015, by and between the Company and Kirin Global Enterprises, Inc. for the sale of New Port Property Holding, LLC (incorporated by reference to Exhibit 10.2 filed on Current Report to Form 8-K with the SEC on January 7, 2016)
10.3	Stock Purchase and Business Sale Agreement, dated December 31, 2015, by and between the Company and Kirin Global Enterprises, Inc. for the sale of Kirin China Holding Ltd. (incorporated by reference to Exhibit 10.3 filed on Current Report to Form 8-K with the SEC on January 7, 2016)
10.4	Stock Purchase and Business Sale Agreement, dated December 31, 2015, by and between the Company and Kirin Global Enterprises, Inc. for the sale of Kirin Hopkins Real Estate Group (incorporated by reference to Exhibit 10.4 filed on Current Report to Form 8-K with the SEC on January 7, 2016)
10.5	Stock Purchase and Business Sale Agreement, dated December 31, 2015, by and between the Company and Kirin Global Enterprises, Inc. for the sale of Archway Development Group LLC (incorporated by reference to Exhibit 10.5 filed on Current Report to Form 8-K with the SEC on January 7, 2016)
10.6	Stock Purchase and Business Sale Agreement, dated December 31, 2015, by and between the Company and Kirin Global Enterprises, Inc. for the sale of Spectrum International Enterprise, LLC (incorporated by reference to Exhibit 10.6 filed on Current Report to Form 8-K with the SEC on January 7, 2016)
10.7	Stock Purchase and Business Sale Agreement, dated December 31, 2015, by and between the Company and Kirin Global Enterprises, Inc. for the sale of HHC-6055 Centre Drive LLC (incorporated by reference to Exhibit 10.7 filed on Current Report to Form 8-K with the SEC on January 7, 2016)
10.8†	Offer and Acceptance Letter between the Company and Daniel W. Heffernan
10.9†	Offer and Acceptance Letter between the Company and Harvey Leibowitz
10.10†	Offer and Acceptance Letter between the Company and James Coleman
10.11†	Offer and Acceptance Letter between the Company and Zhixue Liu
10.12†	Offer and Acceptance Letter between the Company and Romano Tio
10.13†	Offer and Acceptance Letter between the Company and Tongmin Wang
10.14†	Offer and Acceptance Letter between the Company and Yanliang Wu
10.15†	Offer and Acceptance Letter between the Company and Yu Zong
10.16†	Offer and Acceptance Letter between the Company and Zhanhuai Cheng
10.17†	Offer and Acceptance Letter between the Company and Zhihong Su
14.1	Code of Business Conduct and Ethics of the Company (incorporated by reference to Exhibit 10.7 filed on Current Report to Form 8-K with the SEC on January 28, 2016)
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 4.2 filed on Annual Report on Form 10-K filed with the SEC on February 2, 2016)
23.1†	Consent of Dominic K.F. Chan & Co.
23.2*	Consent of Szaferman Lakind Blumstein & Blader, P.C., counsel of Yangtze River Development Limited (included in Exhibit 5.1).
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Schema
101.CAL*	XBRL Taxonomy Calculation Linkbase
101.DEF*	XBRL Taxonomy Definition Linkbase
101.LAB*	XBRL Taxonomy Label Linkbase
101.PRE*	XBRL Presentation Linkbase

*	To be filed by amendment.
†	Filed herewith.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the Placement Agents at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York on March 30, 2016.

YANGTZE RIVER DEVELOPMENT LIMITED

By:	/s/ Xiangyao Liu
Xiangyao Liu
President and Chief Executive Officer (Principal Executive Officer)

Date:	March 30, 2016

By:	/s/ Xin Zheng
Xin Zheng
Chief Financial Officer (Principal Financial and Accounting Officer)

Date:	March 30, 2016

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Xiangyao Liu	President, Chief Executive Officer and Director	March 30, 2016
Xiangyao Liu	(Principal Executive Officer)
Chief Financial Officer

/s/ Xin Zheng	(Principal Financial and Accounting Officer)	March 30, 2016
Xin Zheng

/s/ James Stuart Coleman	Director	March 30, 2016
James Stuart Coleman

/s/ Zhanhuai Cheng	Director	March 30, 2016
Zhanhuai Cheng

/s/ Yanliang Wu	Director	March 30, 2016
Yanliang Wu

/s/ Yu Zong	Director	March 30, 2016
Yu Zong

/s/ Harvey Leibowitz	Independent Director	March 30, 2016
Harvey Leibowitz

/s/ Zhixue Liu	Independent Director	March 30, 2016
Zhixue Liu

/s/Tongming Wang	Independent Director	March 30, 2016
Tongming Wang

/s/ Romano Tio	Independent Director	March 30, 2016
Romano Tio

/s/ Daniel W. Heffernan	Independent Director	March 30, 2016
Daniel W. Heffernan

/s/ Zhihong Su	Independent Director	March 30, 2016
Zhihong Su